                                                                     EXHIBIT 4.9



================================================================================


                                CREDIT AGREEMENT

                         Dated as of November 26, 1997

                                     among

                             FLOWSERVE CORPORATION

                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION

                                   as Agent,

                                      and

                         Letter of Credit Issuing Bank

                                      and

                              THE OTHER FINANCIAL
                           INSTITUTIONS PARTY HERETO

                                  Arranged by
                         BANCAMERICA ROBERTSON STEPHENS




[BANK OF AMERICA LOGO]
================================================================================



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                               TABLE OF CONTENTS
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SECTION 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
           1.1   DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
           1.2   USE OF DEFINED TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
           1.3   ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
           1.4   ROUNDING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
           1.5   EXHIBITS AND SCHEDULES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
           1.6   REFERENCES TO "BORROWER AND ITS SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
           1.7   MISCELLANEOUS TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
           1.8   DOLLAR EQUIVALENT AMOUNTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           2.1   COMMITTED LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           2.2   BORROWINGS, CONVERSIONS AND CONTINUATIONS OF COMMITTED LOANS . . . . . . . . . . . . . . . . . . . .  24
           2.3   COMPETITIVE LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           2.4   LETTERS OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
           2.5   PREPAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
           2.6   MANDATORY AND VOLUNTARY REDUCTION OR TERMINATION OF COMMITMENTS  . . . . . . . . . . . . . . . . . .  33
           2.7   OPTIONAL INCREASE OF THE COMMITMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
           2.9   FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
             (a)    Facility Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
             (b)    Agency Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
           2.10  COMPUTATION OF INTEREST AND FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
           2.11  MANNER AND TREATMENT OF PAYMENTS AMONG THE BANKS, BORROWER AND THE AGENT . . . . . . . . . . . . . .  36
           2.12  FUNDING SOURCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
           2.13  EXTENSION OF MATURITY DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
           3.1   TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
           3.2   INCREASED COSTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
           3.3   CAPITAL ADEQUACY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
           3.4   ILLEGALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
           3.5   INABILITY TO DETERMINE RATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
           3.6   BREAKFUNDING COSTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
           3.7   MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION  . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
           4.1   INITIAL EXTENSION OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
           4.2   ANY EXTENSION OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
SECTION 5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
           5.1   DUE INCORPORATION, ETC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
           5.2   AUTHORIZATION OF BORROWING, ETC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
           5.3   FINANCIAL CONDITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
           5.4   ABSENCE OF LITIGATION; LITIGATION DESCRIPTION  . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
           5.5   PAYMENT OF TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
           5.6   GOVERNMENTAL REGULATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
           5.7   NOT A PURPOSE CREDIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
           5.8   ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
           5.9   DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
           5.10  INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
           5.11  ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45





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           5.12  PERFORMANCE OF AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
           5.13  SOLVENCY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
SECTION 6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
           6.1   REPORTING REQUIREMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
           6.2   CERTIFICATES, NOTICES AND OTHER INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
           6.3   MATERIAL SUBSIDIARY GUARANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
           6.4   CORPORATE EXISTENCE, ETC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
           6.5   ACCESS AND VISITATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
           6.6   PAYMENT OF TAXES, ETC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
           6.7   MAINTENANCE OF PROPERTIES, ETC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
           6.8   COMPLIANCE WITH LAWS, ETC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
           6.9   MAINTENANCE OF INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
           6.10  EMPLOYMENT OF TECHNOLOGY, DISPOSAL OF HAZARDOUS WASTE, ETC . . . . . . . . . . . . . . . . . . . . .  49
           6.11  KEEPING OF BOOKS, ETC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
           6.12  FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
           6.13  USE OF PROCEEDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
SECTION 7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
           7.1   DEBT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
           7.2   LIENS AND RELATED MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
           7.3   NEGATIVE PLEDGES; RESTRICTIONS ON DIVIDENDS, ETC . . . . . . . . . . . . . . . . . . . . . . . . . .  53
           7.4   INVESTMENTS AND ACQUISITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
           7.5   CONTINGENT OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
           7.6   RESTRICTIONS ON FUNDAMENTAL CHANGES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
           7.7   FINANCIAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
           7.8   DIVIDENDS, ETC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
           7.9   CHANGE IN BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
           7.11  PLAN TERMINATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
           7.13  CHARTER AND BYLAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
           7.14  TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES  . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
           7.13  SALES OF ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
SECTION 8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
           8.1   EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
           8.2   REMEDIES UPON EVENT OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
SECTION 9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
           9.1  APPOINTMENT AND AUTHORIZATION; "AGENT". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
           9.2  DELEGATION OF DUTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
           9.3  LIABILITY OF AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
           9.4  RELIANCE BY AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
           9.5  NOTICE OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
           9.6  CREDIT DECISION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
           9.7  INDEMNIFICATION OF AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
           9.8  AGENT IN INDIVIDUAL CAPACITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
           9.9  SUCCESSOR AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
SECTION 10  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
           10.1  CUMULATIVE REMEDIES; NO WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
           10.2  AMENDMENTS; CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
           10.3  ATTORNEY COSTS, EXPENSES AND TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
           10.4  NATURE OF BANKS' OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
           10.5  SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
           10.6  NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
           10.7  EXECUTION OF LOAN DOCUMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
           10.8  BINDING EFFECT; ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
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           10.9  RIGHT OF SETOFF  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
           10.10 SHARING OF SETOFFS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
           10.11 INDEMNITY BY BORROWER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
           10.12 NONLIABILITY OF THE BANKS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
           10.13 NO THIRD PARTIES BENEFITED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
           10.14 CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
           10.15 FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
           10.16 INTEGRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
           10.17 FAILURE TO CHARGE NOT SUBSEQUENT WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
           10.18 GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
           10.19 SEVERABILITY OF PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
           10.20 HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
           10.21 TIME OF THE ESSENCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
           10.22 FOREIGN BANKS AND PARTICIPANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
           10.23 REMOVAL OF A BANK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
           10.24 WAIVER OF RIGHT TO TRIAL BY JURY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
           10.25 PURPORTED ORAL AMENDMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74





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
EXHIBITS

      Form of

      A          REQUEST FOR EXTENSION OF CREDIT
      B          COMPLIANCE CERTIFICATE
      C          COMMITTED LOAN NOTE
      D          NOTICE OF ASSIGNMENT AND ACCEPTANCE
      E-1        COMPETITIVE BID REQUEST
      E-2        COMPETITIVE BID
      E-3        COMPETITIVE LOAN NOTE
      E-4        COMPETITIVE LOAN DESIGNATED BIDDER JOINDER AGREEMENT
      F          MATERIAL SUBSIDIARY GUARANTY
      G          INCREASED COMMITMENT ACCEPTANCE
      H          NEW COMMITMENT ACCEPTANCE
      I          SUBORDINATION PROVISIONS
      J          OPINION OF COUNSEL

SCHEDULES

      2.1        COMMITMENTS AND PRO RATA SHARES
      5.1        SUBSIDIARIES
      7.1        EXISTING DEBT, EXISTING LETTERS OF CREDIT AND SURETY AND PERFORMANCE BONDS
      7.4        EXISTING JOINT VENTURES
      10.6       LENDING OFFICERS AND NOTICE ADDRESSES





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





                                CREDIT AGREEMENT

             This CREDIT AGREEMENT dated as of November 26, 1997 is entered into by and among FLOWSERVE CORPORATION, a New York corporation ("Borrower"), each lender whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement (collectively, the "Banks" and individually, a "Bank"), Bank of America National Trust and Savings Association, as Agent, and the Issuing Bank.

             In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   SECTION 1
                        DEFINITIONS AND ACCOUNTING TERMS


             1.1 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

             "Absolute Rate" means a fixed rate of interest for a Competitive Loan determined from an Absolute Rate Bid that has been accepted by Borrower.

             "Absolute Rate Bid" has the meaning set forth in Section 2.3(b).

             "Accepted Bank" has the meaning specified in Section 2.7.

             "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to control such corporation, partnership or other Person.

             "Agent" means BofA, when acting in its capacity as the Agent under any of the Loan Documents, or any successor Agent.

             "Agent's Office" means the Agent's address and, as appropriate, account as set forth on Schedule 10.6, or such other address or account as the Agent hereafter may designate by written notice to Borrower and the Banks.

             "Agent-Related Persons" means the Agent (including any successor agent), together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

             "Agreement" means this Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

             "Applicable Amount" means:

             (a) for any Pricing Period when Borrower has no Debt Ratings, the per annum amounts set forth below under Applicable Amount opposite the applicable Ratio of Consolidated Funded Debt to Total Capitalization; provided, however, that until the Agent's receipt of the first Compliance Certificate after the Closing Date, such interest rates, fees and commissions shall be those indicated for a ratio of Consolidated Funded Debt to Total Capitalization of greater than or equal to 0.30 but less than 0.40:



        (a) Pricing Based on Ratio of Consolidated Funded Debt to Total Capitalization
-------------------------------------------------------------------------------------------------
                                                        Applicable Amount
                                                   (in basis points per annum)



 Ratio of Consolidated
 Funded Debt to Total
    Capitalization
                               ------------------------------------------------------------------
                                                      Financial Letters of
                               Facility Fee                  Credit                   Base Rate +
                                                            --------
                                                         Offshore Rate +
-------------------------------------------------------------------------------------------------
         <0.30                      7.5                       20.0                         0
-------------------------------------------------------------------------------------------------
> or = 0.30 but < 0.40             10.0                       22.5                         0
-------------------------------------------------------------------------------------------------
> or = 0.40 but < 0.50             12.5                       30.0                         0
-------------------------------------------------------------------------------------------------
      > or = 0.50                  15.0                       45.0                         0
-------------------------------------------------------------------------------------------------

                    (b) for any Pricing Period when Borrower has Debt Rating(s), the per annum amounts set forth below under Applicable Amount opposite the applicable Debt Ratings:

                                     (b) Pricing Based on Debt Ratings
-----------------------------------------------------------------------------------------------------------
                                                                 Applicable Amount
                                                            (in basis points per annum)



                  Debt
                Ratings
-----------------------------------------------------------------------------------------------------------
                                                                Financial Letters of
                                       Facility Fee                    Credit                   Base Rate +
                                                                     ----------
                                                                  Offshore Rate +
-----------------------------------------------------------------------------------------------------------
             A/A2 or better                 6.5                         16.0                         0
-----------------------------------------------------------------------------------------------------------
                 A-/A3                      7.5                         15.0                         0
-----------------------------------------------------------------------------------------------------------
               BBB+/Baa1                    8.5                         16.5                         0
-----------------------------------------------------------------------------------------------------------
                BBB/Baa2                   11.0                         21.5                         0
-----------------------------------------------------------------------------------------------------------
               BBB-/Baa3                   13.5                         26.5                         0
-----------------------------------------------------------------------------------------------------------
            BB+/Ba1 or lower               15.0                         45.0                         0
-----------------------------------------------------------------------------------------------------------

             As used in this definition:

             "Applicable Amount Change Date" means:

             (a) when the Applicable Amount is based upon the Ratio of Consolidated Funded Debt to Total Capitalization, the last date of the period covered by the financial statements delivered by Borrower pursuant to Section
6.1 reflecting such change in the ratio of Consolidated Funded Debt to Total Capitalization; provided that there shall not be a change in the Applicable Amount for any Offshore Rate Loan, the Interest Period of which ends prior to date of delivery of such financial statements; and

             (b) when the Applicable Amount is or will be based upon Debt Rating(s), any date upon which the Agent has received evidence reasonably satisfactory to it of new or changed Debt Rating(s).

                     "Debt Rating" means, as of any date of determination, the
            rating of Borrower's senior unsecured long-term debt, as determined by either S&P or Moody's; provided, that if Borrower's senior unsecured long- term debt is rated by both of such rating agencies, and there is a "split" rating, then the higher of such credit ratings shall be used to determine the Applicable Margin unless the split in credit ratings is more than one level, in which case the level one level higher than the lower rating shall be used to determine the Applicable Margin.

                     "Pricing Period" means (a) the period commencing on the
            Closing Date and ending on the first Applicable Amount Change Date to occur thereafter and (b) each subsequent period commencing on each Applicable Amount Change Date and ending the day prior to the next Applicable Amount Change Date.

             "Applicable Taxes" means any and all present or future taxes (including documentary taxes), levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto imposed by a Governmental Authority relating to any Loan Document, including any liabilities imposed on amounts paid by Borrower to indemnify or reimburse any Person for such amounts, excluding Bank Taxes.

             "Approved Offshore Currency" means Canadian Dollars, Pounds Sterling, Deutsche Marks, and Japanese Yen and any other currency that in the opinion of all Banks is freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars and in which dealings in deposits are carried out on the London interbank market.

             "Arranger" means BancAmerica Robertson Stephens.

             "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

             "Availability Period" means the period commencing on the Closing Date and ending on the day before the Maturity Date.

             "Bank" means each lender from time to time party hereto and the Issuing Bank.

             "Bank Taxes" means, in the case of each Bank, the Agent and each Eligible Assignee, and any Affiliate, the Issuing Bank or Lending Office thereof: (a) taxes imposed on or measured in whole or in part by its overall net income, gross income or gross receipts or capital and franchise taxes imposed on it, by (i) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Lending Office or
(ii) any jurisdiction (or political subdivision thereof) in which it is "doing business" (unless it would not be doing business in such jurisdiction (or political subdivision thereof) absent the transactions contemplated hereby),
(b) any withholding taxes or other taxes based on gross income imposed by the United States of America (other than withholding taxes and taxes based on gross income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Authority) or (c) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 10.22, to the extent such forms are then required by applicable Laws.

             "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

             "Base Rate Loan" means a Loan which bears interest based on the Base Rate.

             "BofA" means Bank of America National Trust and Savings Association, a national banking association.

             "Borrower" means Flowserve Corporation, a New York corporation, formed by the merger of BW/IP International, Inc. and Durco International Inc.

             "Borrowing" and "Borrow" each mean a borrowing hereunder consisting of Loans of the same type made on the same day and, other than in the case of Base Rate Loans, having the same Interest Period.

             "Borrowing Date" means the date that a Loan is made by the Banks, which shall be a Business Day.

             "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means any such day on which dealings are carried on in the London interbank market in Dollars or, with respect to Offshore Currency Loans, any such day on which dealings carried on in the London interbank market in the Approved Offshore Currency of such Offshore Currency Loan.

             "Capital Lease Obligation" means, with respect to any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet or for which the amount of the assets and liabilities thereunder, if so capitalized, should be disclosed in a note to such balance sheet, the amount of the liability which should be so capitalized or disclosed.

             "Cash Equivalents" means:

             (a)    cash;

             (b) Securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof or Securities of comparable credit quality issued by foreign governments;

             (c) bank instruments, each with maturities of one year or less from the date of acquisition of any Bank or any other commercial bank having capital and surplus in excess of $300,000,000 and having a rating on commercial paper issued by such commercial bank of at least A-2 by S&P or P-2 by Moody's (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by Requisite Banks) or a comparable credit in a foreign country;

             (d) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody's (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by Requisite Banks);

             (e) repurchase agreements fully collateralized by any obligation referred to above obligating any Bank or any other commercial bank having capital and surplus in excess of $300,000,000 and having a rating on commercial paper issued by such commercial bank of at least A-2 by S&P or P-2 by Moody's (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by Requisite Banks) or a comparable credit in a foreign country to repurchase such obligation not later than 90 days after the purchase of such obligation;

             (f) Securities of Borrower and its Subsidiaries held in their respective treasuries;

             (g) preferred stock commonly known as Dutch Auction Preferred Stock, Capital Market Preferred Stock, Remarketable Preferred Stock, Variable Rate Preferred Stock or other similar terms; provided that in each case such preferred stock has the highest rating given by S&P or Moody's (or if at such time neither is issuing ratings, then the highest rating of such other nationally recognized rating agency as shall be approved by Requisite Banks); and

             (h) money market programs of investment companies regulated under the Investment Company Act of 1940, as amended, which, at the time of acquisition by Borrower or a Subsidiary, if rated, are (or if such money market programs are not rated the underlying investments of which are) rated A-1 by S&P or P-1 by Moody's (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by Requisite Banks); provided that such money market programs invest only in investments of the type described in this definition.

             "Change of Control" means the acquisition by any Person, or two or more Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of 40% or more of the outstanding shares of voting stock of Borrower.

             "Closing Date" means the time and Business Day on which the conditions set forth in Section 4.1 are satisfied or waived. The Agent shall notify Borrower and the Banks of the date that is the Closing Date.

             "Code" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

             "Commercial Letter of Credit" means any letter of credit issued for the account of Borrower for the purpose of providing the principal payment mechanism in connection with the purchase of goods by Borrower or any of its Subsidiaries in the ordinary course of business.

             "Commitment" means, for each Bank, the amount set forth as such opposite such Bank's name on Schedule 2.1, as such amount may be reduced pursuant to the terms of this Agreement (collectively, the "combined Commitments"). The respective Pro Rata Shares of the Banks are set forth in
Schedule 2.1.

             "Committed Loan" means a Loan of any type made to Borrower by any Bank in accordance with its Pro Rata Share pursuant to Section 2.1.

             "Committed Loan Note" means the promissory note made by Borrower to a Bank evidencing Committed Loans made by such Bank, substantially in the form of Exhibit C, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted (collectively, the "Committed Loan Notes").

             "Competitive Bid" means (a) a written bid delivered to the Agent to provide Competitive Loans, substantially in the form of Exhibit E-2, duly completed and signed by a Bank, or (b) a telephonic bid made by a Bank to the Agent to provide Competitive Loans including the substance of Exhibit E-2, promptly confirmed by a written Competitive Bid.

             "Competitive Bid Maximum" means the maximum amount(s) a Bank is willing to bid under a Competitive Bid for all Competitive Loans included therein and/or individual Competitive Loans included therein.

             "Competitive Bid Request" means a written request, or telephonic request followed by a written request substantially in the form of Exhibit E-1, duly completed and signed by a Responsible Officer.

             "Competitive Loan" means an Loan denominated in Dollars made by any Bank not determined by that Bank's Pro Rata Share pursuant to Section 2.3.

             "Competitive Loan Designated Bidder" means (a) an Eligible Assignee or (b) a special purpose corporation that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least "Prime-1" (or the then equivalent grade) by Moody's or "A-1" (or the equivalent grade) by S&P that, in either case, (x) is organized under the laws of the United States or any state thereof, (y) shall have been designated as such pursuant to Section 2.3(m) and (z) shall have been consented to by Borrower, which consent shall not be unreasonably withheld.

             "Competitive Loan Minimum Amount" means, with respect to each of the following actions with respect to each type of Competitive Loan, the following amounts set forth opposite such action under such type of Competitive Loan (a reference to "Competitive Loan Minimum Amount" shall also be deemed a reference to the multiples in excess thereof set forth on the last line below):

                                                       Absolute                 Offshore
        Type of Action                               Rate Minimum             Rate Minimum
        -----------------                            ------------             ------------
        Competitive Bid
        Requests                                     $5,000,000               $1,000,000

        Competitive Bids                             $1,000,000               $1,000,000

        Competitive Loans                            $1,000,000               $1,000,000

        Multiples in excess
        of above amounts                             $1,000,000               $1,000,000

             "Competitive Loan Note" means the promissory note made by Borrower in favor of a Bank to evidence the Competitive Loans made by that Bank, substantially in the form of Exhibit E-3, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted (collectively, the "Competitive Loan Notes").

             "Competitive Loan Requisite Time" means, with respect to any of the actions listed below, the time set forth opposite such action (all times are California time):

                                                                                                   Date

Action                                                         Time              Absolute Rate Bid        Offshore Rate Bid
------------------------------------                          -----------       -----------------------   -------------------------
Delivery of Competitive Bid Request                            9:00 a.m.         1 Business Day prior     4 Business Days prior to
                                                                                 to Borrowing Date        Borrowing Date

Delivery of Competitive Bid                                    7:30 a.m.         Borrowing Date           3 Business Days prior to
                                                                                                          Borrowing Date
Bid by BofA                                                    7:15 a.m.         Borrowing Date           3 Business Days prior to
                                                                                                          Borrowing Date
Borrower's acceptance of Competitive Bids                      8:30 a.m.         Borrowing Date           3 Business Days prior to
                                                                                                          Borrowing Date

             "Compliance Certificate" means a certificate in the form of Exhibit B, properly completed and signed by a Responsible Officer.

             "Consolidated EBITDA" means, for any period, (a) the sum of (i) Consolidated Net Income, plus (ii) interest expense (including any interest expense or discount of Borrower or any of its Subsidiaries associated with any sale or other financing of accounts permitted under Section 7.13), plus (iii) depreciation expense, plus (iv) amortization expense of goodwill and financing costs, plus (v) extraordinary losses, plus (vi) Federal, state, local and foreign income tax expense, plus (vii) other non-cash extraordinary charges that could never be converted to cash to the extent deducted from Consolidated Net Income, plus (viii) Durco Integration and

Restructuring Expenses to the extent deducted from Consolidated Net Income, minus (b) extraordinary gains on asset sales, minus (c) noncash extraordinary income; all of the foregoing shall be on a consolidated basis for Borrower and its Subsidiaries.

             "Consolidated Funded Debt," means, as of any date, the sum of (a) items (a), (b), (c) and (d) of the definition of Debt plus (b) all drawn but not reimbursed letters of credit (including Letters of Credit issued hereunder) and, without duplication, plus (c) the greater of aggregate amount of liability assumed and net cash proceeds received with respect to outstanding accounts receivables subject to a Receivables Program in a sale or other financing of accounts permitted by Section 7.13, all on a consolidated basis for Borrower and its Subsidiaries.

             "Consolidated Net Income" means, for any period, the net income of Borrower and its Subsidiaries on a consolidated basis for such period determined in accordance with GAAP.

             "Consolidated Tangible Net Worth" of any Person means the consolidated shareholders' equity of such Person and its consolidated Subsidiaries determined in accordance with GAAP (but without taking into account any adjustments for the effects of foreign currency translation pursuant to Statement No. 52 of the Financial Accounting Standards Board, or any similar statement issued in substitution therefor), minus, without duplication, the carrying value of goodwill, debt issuance costs and any covenant not to compete, capitalized organizational expenses, intellectual property and licenses therefor and rights therein, and other similar intangibles, and any other items which are treated as intangibles in conformity with GAAP (except for prepaid expenses).

             "Consolidated Total Assets" means, as of any date of determination, all assets that should be reflected as assets on a consolidated balance sheet of Borrower and its Subsidiaries on such date prepared in accordance with GAAP.

             "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of the Person (a) with respect to any Debt, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guarantied, endorsed (other than for collection or deposit in the ordinary course of business), co-made, or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including without limitation, any such obligation for which that Person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet item, level of income or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the non-delivery or non-furnishing thereof, in any case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof; the amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported and (b) net obligations under any Swap Agreement in an amount equal to (i) if such Swap Agreement has been closed out, the termination value thereof, or (ii) if such Swap Agreement has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Agreements.

      "Continuation" and "Continue" each mean, with respect to any Committed Loan other than a Base Rate Loan, the continuation of such Loan as the same type of Loan in the same principal amount and in the same currency, but with a new Interest Period and an interest rate determined as of the first day of such new Interest Period. Continuations must occur on the last day of the Interest Period for such Loan.

             "Conversion" and "Convert" each mean, with respect to any Committed Loan, the conversion of one type of Loan in one currency into another type of Loan in the same currency. With respect to Loans other than Base Rate Loans, Conversions must occur on the last day of the Interest Period for such Loan.

             "Contractual Obligation" means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its property is bound.

             "Debt" means, without duplication, (a) indebtedness for borrowed money, (b) obligations evidenced by bonds (other than performance bonds), debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and not more than 60 days past due or being contested in good faith by appropriate proceedings), (d) Capital Lease Obligations, (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above, and (f) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

             "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

             "Default" means any event that, with the giving of any applicable notice or passage of time specified in Section 8.1, or both, would be an Event of Default.

             "Default Rate" means an interest rate equal to the Base Rate plus the Applicable Amount, if any, applicable to the Base Rate plus 2%, to the fullest extent permitted by applicable Laws.

             "Designated Deposit Account" means a deposit account to be maintained by Borrower with BofA, as from time to time designated by Borrower by written notification to the Agent.

             "Disposition" means the sale, transfer, or other disposition of any asset of Borrower or any of its Subsidiaries, including without limitation any sale, assignment, pledge, hypothecation, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith.

             "Dollars" or "$" means United States dollars.

             "Dollar Equivalent" means the equivalent in Dollars of the applicable currency calculated at the Spot Rate as of (a) the date of any Extension of Credit, (b) the last Business day of each month, (c) the date any payment is made with respect to any Obligation denominated in an Approved Offshore Currency, and (d) any date selected from time to time by the Agent in its sole discretion or at the direction of the Requisite Banks.

             "Durco Merger" means the merger of BW/IP, Inc. and Borrower pursuant to the Agreement and Plan of Merger dated as of May 6, 1997 among Durco International Inc., Bruin Acquisition Crop. and BW/IP, Inc.

             "Durco Integration and Restructuring Expenses" means integration expenses incurred by Borrower in connection with the Durco Merger in an amount not exceeding (a) $30,000,000 in the fourth Fiscal Quarter of 1997 and (b) an aggregate of $70,000,000 during Fiscal Years 1998, 1999 and 2000, in each case to the extent deducted from Consolidated Net Income.

             "Dutch Facility" means the unsecured Dutch Guilder 50,000,000 Credit Agreement, dated July 5, 1991, as amended, between BW/IP International B.V. and ABN AMRO Bank N.V. (formerly Algemene Bank Nederland N.V.) and the guaranty executed and delivered in connection therewith by Borrower.

             "Eligible Assignee" means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary and (d) another Bank.

             "Environmental Law" means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions of any federal, state or local governmental authority within the United States or any State or Territory thereof and which relate to the environment or the release of any materials into the environment.

             "Equity Proceeds" means, as of any date of determination, the aggregate amount of the net proceeds received by Borrower from the sale or sales of, or capital contributions with respect to, its common stock, preferred stock or other capital stock or rights, options or warrants therefor, after deduction of costs, discounts and commissions incurred in connection with such sale or sales, to such date of determination.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

             "ERISA Affiliate" means any Person who for purposes of Title IV of ERISA is a member of Borrower's controlled group, or under common control with Borrower, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

             "ERISA Event" means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (iv) the withdrawal by Borrower or an ERISA Affiliate from a Multiemployer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by Borrower or any ERISA Affiliate to make a payment to a Pension Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Pension Plan requiring the provision of security to such Pension Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Pension Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which, in the reasonable judgment of Borrower, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan.

             "Event of Default" has the meaning provided in Section 8.1.

             "Excess Net Proceeds" has the meaning provided in Section 7.6(g).

             "Existing Credit Agreements" means (a) the Credit Agreement dated as of December 1, 1995 among BW/IP International, Inc., the lenders named therein and Citicorp USA, Inc., as agent, as amended to the date hereof, and
(b) the Credit Agreement dated as of December 6, 1996 among The Duriron Company, Inc., the lenders named therein and National City Bank, as agent, as amended to the date hereof.

             "Extension of Credit" means (a) the Borrowing of any Loans, (b) the Conversion or Continuation of any Loans or (c) the issuance, renewal, increase continuation, amendment or other credit action with respect to any Letter of Credit, including the Banks acquiring a participation in such Letters of Credit (collectively, the "Extensions of Credit").

             "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

             "Financial Standby Letter of Credit" means any Standby Letter of Credit that is not a Performance Standby Letter of Credit.

             "Fiscal Quarter" means the fiscal quarter of Borrower consisting of a three-month fiscal period ending on each March 31, June 30, September 30 and December 31.

             "Fiscal Year" means the fiscal year of Borrower consisting of a twelve-month period ending on each December 31.

             "FRB" means the Board of Governors of the Federal Reserve System or any governmental authority succeeding to its functions.

             "Generally Accepted Accounting Principles" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

             "Governmental Authority" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, central bank or comparable authority, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court or administrative tribunal of competent jurisdiction.

             "Increase Date" has the meaning specified in Section 2.7.

             "Increased Commitment Acceptance" means an acceptance of a Proposed Increased Commitment entered into by a Bank and accepted by the Agent, in substantially the form of Exhibit G.

             "Increase Remainder" has the meaning specified in Section 2.7.

             "Interest Payment Date" means, (a) with respect to any Base Rate Loan, the last Business day of each calendar quarter and the Maturity Date, and
(b) with respect to any other type of Loan, (i) any date that such Loan is prepaid in whole or in part, (ii) the last day of each Interest Period applicable to, or the maturity of, such Loan; provided, however, that if any Interest Period or the maturity of any such Loan exceeds three months or 90 days, the date(s) that fall, as applicable, three, six or nine months, or 90, 180 or 270 days, respectively, after the beginning of such Interest Period, shall also be Interest Payment Dates, and
(iii) the Maturity Date.

             "Interest Period" means, as to any Committed Loans other than Base Rate Loans, the period commencing on the date specified by Borrower in its Request for Extension of Credit and ending one, two, three or six (or if available to all Banks, 12 months) thereafter (as selected by Borrower in the Request for Extension of Credit relating thereto; provided that:

             (a)    The first day of any Interest Period shall be a Business
Day;

             (b) Any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of an Offshore Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

             (c)    No Interest Period shall extend beyond the Maturity Date.

             "Investment", as applied to any Person means any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, stock or other Securities of any other Person, or any direct or indirect loan, advance (other than advances to employees or consultants for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by that Person to any other Person, including all Debt and accounts receivable from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

             "IRS" means the Internal Revenue Service.

             "Issuing Bank" means Bank of America National Trust and Savings Association.

             "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

             "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

             "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 10.6, or such other office or offices as such Bank may from time to time notify Borrower and the Agent.

             "Letter of Credit" means any of the standby letters of credit issued by the Issuing Bank hereunder, either as originally issued or as the same may be supplemented, amended, renewed or extended.

             "Letter of Credit Application" means an application for issuances of, or amendments to, letters of credit as shall at any time be in use at the Issuing Bank.

             "Letter of Credit Usage" means, as at any date of determination, the undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit honored by the Issuing Bank and not theretofore reimbursed or converted into Committed Loans.

             "Leverage Ratio" means as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the four Fiscal Quarters ending on such date.

             "Lien" means any lien, mortgage, pledge, security interest, charge, encumbrance, easement, exception or assessment of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and, with respect to an asset or assets that are material, any agreement to give any security interest in the future).

             "Loan" means any advance made or to be made by any Bank to Borrower as provided in Section 2, and includes each Committed Loan and Competitive Loan.

             "Loan Documents" means, collectively, this Agreement, the Notes, the Letters of Credit, the Material Subsidiary Guaranty, any Request for Extension of Credit, any Letter of Credit Application, any Compliance Certificate and any other agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries or Affiliates to the Agent, the Issuing Bank or to any Bank in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

             "Long-Term Debt" means, as of any date of determination, senior, unsecured debt securities of Borrower with a scheduled maturity in excess of twelve months from such determination date.

             "Material Adverse Effect" means a material adverse effect, individually or in the aggregate, upon (i) the business, operations, properties, prospects, assets or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or (ii) the financial ability of Borrower and its Subsidiaries, taken as a whole, or otherwise Borrower or any Subsidiary (if a party thereto) to perform or of the Banks to enforce the Obligations under the Loan Documents.

             "Material Subsidiary" means any domestic Subsidiary of Borrower having (a) Consolidated Total Assets which account 10% or more of the Consolidated Total Assets of Borrower and its Subsidiaries, or (b) revenue which is 10% or more of the total revenue of Borrower and its Subsidiaries on a consolidated basis, in each case determined based upon the most recent financial statements delivered pursuant to Section 6.1.

             "Material Subsidiary Guaranty" means the Material Subsidiary Guaranty substantially in the form of Exhibit F, as amended, supplemented, restated or otherwise modified from time to time.

             "Maximum Permitted Combined Commitments" means $200,000,000; provided that at any time the combined Commitments are reduced in accordance with Section 2.6, the Maximum Permitted Combined Commitments shall be reduced by the aggregate amount of such reduction of the combined Commitments.

             "Maturity Date" means the earlier of (a) November 1, 2002, and (b) the date of termination in whole of the Commitments pursuant to Section 2.6 or 8.2.

             "Minimum Amount" means, with respect to each of the following actions, the following amounts set forth opposite such action (a reference to "Minimum Amount" shall also be deemed a reference to the multiples in excess thereof set forth below):

                                                                             Minimum
                                                                             Multiples
                                                Minimum                    in excess of
          Type of Action                        Amount                     Minimum Amount
          ----------------                      -----------                --------------
          Borrowing of,                         $   500,000                $   500,000
          prepayment of
          or Conversion into,
          Base Rate Loans

          Borrowing of,                         $ 1,000,000                $ 1,000,000
          prepayment of,
          Continuation of,
          or Conversion into,
          Offshore Rate Loans

          Reduction in                          $ 1,000,000                $   500,000
          Commitments

          Increase in                           $10,000,000                $10,000,000
          Commitments

          Assignments                           $10,000,000

             "Minority Interest Subsidiary Debt" means the portion of the Debt of a Subsidiary of Borrower which is allocable to third-party owners of the capital stock of such Subsidiary based on the ownership interest of such third party owners in relation to the ownership interests of Borrower and its Subsidiaries.

             "Moody's" means Moody's Investors Service, Inc.

             "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate of Borrower is making, or is obligated to make, contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

             "Net Proceeds" means, with respect to any Disposition, the gross sales proceeds received by Borrower and its Subsidiaries from such Disposition (including cash, property and the assumption by the purchaser of any liability of Borrower or its Subsidiaries) net of brokerage commissions, legal expenses and other transactional costs payable by Borrower and its Subsidiaries with respect to such Disposition and net of an amount determined in good faith by Borrower to be the estimated amount of income taxes payable by Borrower attributable to such Disposition.

             "New Commitment Acceptance" means an acceptance of a Proposed New Commitment entered into by an Accepted Bank and accepted by the Agent, in substantially the form of Exhibit H hereto.

             "Non-Hostile Acquisition" means an acquisition (whether by purchase of capital stock or assets, merger or otherwise) which has been approved by resolutions of the Board of Directors of the Person being acquired or by similar action if the Person is not a corporation and as to which such approval has not been withdrawn.

             "Non-Recourse Debt" means, as applied to any Receivables Program, Debt under the terms of which no personal recourse may be had against Borrower or any of its Subsidiaries for the payment of the principal of or interest or premium on such Debt solely as a result of a default by one or more account debtors in the payment of any accounts receivable included in such Receivables Program.

             "Notes" means, collectively, the Committed Loan Notes and the Competitive Loan Notes.

             "Notice of Assignment and Acceptance" means a Notice of Assignment and Acceptance substantially in the form of Exhibit D.

             "Obligations" means all loans, advances, debts, reimbursement obligations, liabilities, obligations, covenants and duties owing by Borrower or any of its Subsidiaries to any Bank, the Agent, the Issuing Banks, any affiliate of any Bank or the Agent, or any Person entitled to indemnification pursuant to Section 10.11, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any guaranties executed by any of Borrower's Subsidiaries in favor of the Agent on behalf of the Banks, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, letter of credit transactions or bankers' acceptance transactions or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to Borrower or any of its

Subsidiaries under this Agreement or any guaranties executed by any of Borrower's Subsidiaries in favor of the Agent on behalf of the Banks.

             "Offshore Base Rate" has the meaning set forth in the definition of Offshore Rate.

             "Offshore Rate Bid" has the meaning set forth in Section 2.3(b).

             "Offshore Currency Loan" means a Loan denominated in an Approved Offshore Currency that bears interest based on the Offshore Rate.

             "Offshore Currency Overnight Rate" means, for any day, the rate of interest per annum at which overnight deposits in an Approved Offshore Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by BofA's principal office in London to major banks in the London or other applicable offshore interbank market.

             "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

             Offshore Rate =          Offshore Base Rate
                             -----------------------------------
                             1.00 - EURODOLLAR RESERVE PERCENTAGE

             Where,

             "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

             "Offshore Base Rate" means the rate of interest per annum determined by the Agent to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum notified to the Agent by BofA as the rate of interest at which deposits in Dollars or the applicable Approved Offshore Currency, as the case may be, in (a) in the case of a Committed Loans, an amount approximately equal to BofA's Offshore Rate Loan comprising part of such Borrowing, and (b) in the case of a Competitive Loans, in an amount substantially equal to the aggregate amount of such Competitive Loans requested by the Borrower, and having a maturity comparable to the Interest Period of such Loans would be offered to major banks in the London or interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

             "Offshore Rate Loan" means a Committed Loan that bears interest based on the Offshore Rate or a Competitive Loan that bears interest based on the Offshore Base Rate.

             "Opinion of Counsel" means the favorable written legal opinion of John M. Nanos, Esq., Sr. Associate General Counsel of Borrower and its Subsidiaries, substantially in the form of Exhibit J, together with copies of all factual certificates and legal opinions upon which such counsel has relied.

             "Outstanding Obligations" means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayment and prepayments made on such date, the sum of (a) the aggregate outstanding principal of all Loans, and (b) all Letter of Credit Usage.

             "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

             "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliates or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan

             "Performance Standby Letter of Credit" means a Standby Letter of Credit covering potential default by the Person for whose account the Standby Letter of Credit is issued of performance-related, non-financial contractual obligations. By way of example, and not by limitation, performance-related contractual obligations include construction, bid or performance bonds, performance warranties payable upon breach, releases of funds retained to cover performance and refunds of advance payments on contractual obligations where default of a performance related contract has occurred.

             "Person" means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Authority, or other entity.

             "Plan" means an employee benefit plan, as defined in Section 3(3) of ERISA, which Borrower or any ERISA Affiliate sponsors or maintains, or to which Borrower or any ERISA Affiliate makes, is making or is obligated to make, contributions; and includes any Pension Plan or Multiemployer Plan.

             "Proposed Combined Commitments Increase" has the meaning specified in Section 2.7.

             "Proposed Increased Commitment" has the meaning specified in
Section 2.7.

             "Proposed New Commitment" has the meaning specified in Section
2.7.

             "Pro Rata Share" means, with respect to each Bank, the percentage of the combined Commitments set forth opposite the name of that Bank on
Schedule 2.1.

             "Quarterly Payment Date" means each June 30, September 30, December 31 and March 31.

             "Receivables Program" has the meaning specified in Section 7.13.

             "Request for Extension of Credit" means a written request substantially in the form of Exhibit A duly completed and signed by a Responsible Officer, or a telephonic request followed by such a written request, in each case delivered to the Agent by Requisite Notice.

             "Requisite Banks" means (a) as of any date of determination if the Commitments are then in effect, Banks having in the aggregate 51% or more of the combined Commitments then in effect and (b) as of any date of determination if the Commitments have then been terminated and there are Loans and Letter of Credit Usage outstanding, Banks holding Loans aggregating 51% or more of the aggregate outstanding principal amount of the Loans and Letter of Credit Usage.

             "Requisite Notice" means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered or made to such recipient at the address, telephone number or facsimile number set forth on
Schedule 10.6 or as otherwise designated by such recipient by Requisite Notice to the Agent and (ii) if made by Borrower, given or made by a Responsible Officer. Any written notice shall be in the form, if any, prescribed in the applicable section herein and may be given by facsimile provided such facsimile is promptly confirmed by a telephone call to such recipient.

             "Requisite Time" means, with respect to any of the actions listed below, the time set forth opposite such action on or prior to the date (the "relevant date") set forth below (all times are California time) :



Action                                            Time              Date of Action
------                                            ----              --------------
Delivery of Request for Extension of Credit for,
or notice for:

     Borrowing of, prepayment of, or Conversion   8:00 a.m.         Same date as such Borrowing, prepayment or
     into, Base Rate Loans:                                         Conversion

     Borrowing of, prepayment of, Continuation    10:00 a.m.        3 Business Days prior to such Borrowing, prepayment
     of, or Conversion into, Offshore Rate Loans                    or Conversion
     (other than Offshore Currency Loans)

     Borrowing of, prepayment of, Continuation    10:00 a.m.        3 Business Days prior to such Borrowing, prepayment
     of, or Conversion into, Offshore Currency                      or Conversion action
     Loans

     Letter of Credit action                      10:00 a.m.        5 Business Days prior to such action

Voluntary reduction or termination of Commitments  10:00 a.m.      2 Business Days prior to such reduction
                                                                   or termination

Borrower's request for increase in Commitments     11:00 a.m.      30 days prior to Increase Date

Bank's response to request for increase in         11:00 a.m.      5 days prior to Increase Date
Commitments

Bank's commitment to Increase Remainder            11:00 a.m.      1 Business Day prior to Increase Date

Funds made available by Banks or Borrower to       11:00 a.m.      On date due
Agent

             "Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of Borrower, or any other officer or partner having substantially the same authority and responsibility. Any document or certificate hereunder that is signed or executed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and to have acted on behalf of Borrower.

             "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

             "Securities" means any stock, shares, partnership interests, voting trust certificates, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

             "Senior Debt Documents" means collectively (a) Borrower's 7.02% Senior Notes due 2002 issued in the aggregate principal amount of $25,000,000 and (b) BW/IP International, Inc.'s 7.92% Senior Notes due 1999 issued in the original principal amount of $50,000,000 and (c) BW/IP International, Inc.'s 7.14% Senior Notes due 2006 and 2007 in the original principal amount of $50,000,000, in each case together with any and all agreements and instruments executed in connection with the issuance of such Senior Notes, as in effect from time to time and after giving effect to any waivers thereunder.

             "Solvent" means, with respect to any Person that: (a) the total present fair value and fair salable value of such Person's assets on a going concern basis is in excess of the total amount of such Person's liabilities, including contingent liabilities; (b) such Person is able to pay its liabilities and contingent liabilities as they become due; and (c) such Person does not have unreasonably small capital with which to engage in such Person's business as theretofore operated and as proposed to be operated.

             "Spot Rate" for a currency means the rate quoted by BofA to the Agent, rounded upward to the nearest 1/100 of 1%, as the spot rate for the purchase by BofA of such currency with another currency through its FX Trading Office at approximately 8:00 a.m. (San Francisco time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

             "Standby Letter of Credit" means any standby letter of credit or similar instrument issued for the account of Borrower for the purpose of supporting performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries.

             "Swap Agreement" means any agreement relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing).

             "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which at least 50% of the total voting power of shares of stock or other Securities entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

             "Subsidiary Debt" means Debt of a Subsidiary of Borrower owed to any Person other than Borrower or a Subsidiary of Borrower and reimbursement obligations under letters of credit issued for the account of a Subsidiary of Borrower, except for (i) Debt of any Material Subsidiary under the Material Subsidiary Guaranty, (ii) Debt of Subsidiaries set forth on Schedule 7.1) and any refinancings thereof permitted pursuant to Section 7.1(e), (iii) Debt of Subsidiaries permitted by Section 7.1(j), and (iv) Contingent Obligations of Subsidiaries permitted by Sections 7.5)(a), 7.5(d), 7.5(f), 7.5(j) (other than in respect of letters of credit) and Contingent Obligations constituting performance bonds.

             "Third Party" has the meaning specified in Section 2.7.

             "Total Utilization of Commitments" means at any date of determination the sum of (i) the aggregate principal amount of all Committed Loans outstanding at such date plus (ii) the aggregate principal amount of all Competitive Loans outstanding at such date plus (iii) the Letter of Credit Usage determined as of such date.

             "type" of Loan means (a) a Base Rate Loan, (b) an Offshore Rate Loan, (c) a Competitive Loan bearing interest at an Absolute Rate and (d) a Competitive Loan bearing interest based on the Offshore Base Rate.

             "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

             "Wholly-Owned Subsidiary" has the meaning specified in Section 7.8(b).

             "Withdrawal Liability" has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

             1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

             1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the financial covenants would then be calculated in a different manner or with different components, (a) Borrower and the Banks agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections during the 90-day period following any such change in Generally Accepted Accounting Principles if and to the extent that Borrower would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change.

             1.4 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

             1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

             1.6 References to "Borrower and its Subsidiaries". Any reference herein to "Borrower and its Subsidiaries" or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

             1.7 Miscellaneous Terms. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

             1.8  Dollar Equivalent Amounts.   Any provisions in this Agreement
setting forth amounts in Dollars shall be deemed to refer to the Dollar Equivalent of such currency on the date of determination pursuant to the definition thereof. The Agent shall determine the Dollar Equivalent of Obligations from time to time in accordance with the definition of "Dollar Equivalent."

                                   SECTION 2
                COMMITMENTS; INTEREST, FEES, PAYMENT PROCEDURES

             2.1    Committed Loans.

             (a) Subject to the terms and conditions set forth in this Agreement, each Bank severally agrees, to make, Convert and Continue Committed Loans in Dollars or in Approved Offshore Currencies during the Availability Period as Borrower may request; provided, however, that the Outstanding Obligations of each Bank (excluding any outstanding Competitive Loans of such Bank) shall not exceed such Bank's Commitment and the Outstanding Obligations of all the Banks shall not exceed the combined Commitments at any time. Subject to the foregoing and other terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Committed Loans as set forth herein without premium or penalty.

             (b) Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. Upon the request of any Bank made through the Agent, such Bank's Loans may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank may attach schedules to its Note(s) and endorse thereon the date, currency, amount and maturity of its Committed Loans and payments with respect thereto. Such loan accounts, records or Notes shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

             2.2    Borrowings, Conversions and Continuations of Committed
Loans.

             (a) Borrower may irrevocably request a Borrowing, Conversion or Continuation of Committed Loans in a Minimum Amount therefor by delivering a duly completed Request for Extension of Credit therefor by Requisite Notice to the Agent not later than the Requisite Time therefor. All Borrowings, Conversions or Continuations shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the preceding sentence.

             (b) Promptly following receipt of a Request for Extension of Credit, the Agent shall notify each Bank of its Pro Rata Share thereof by Requisite Notice. If any Bank promptly notifies the Agent that it is unable, in its sole discretion, to fund an Offshore Currency Loan in the requested currency, such request for Extension of Credit shall be deemed withdrawn. In the case of a Borrowing of Loans, each Bank shall make the funds for its Loan available to the Agent in the currency of such Loan at the Agent's Office not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit. Upon satisfaction or waiver of the applicable conditions set forth in Section 4, all funds so received shall be made available to Borrower in like funds received.

             (c) The Agent shall promptly notify Borrower and the Banks of the Offshore Rate and, if an Offshore Currency Loan, the Dollar Equivalent thereof, applicable to any Offshore Rate Loan upon determination thereof.

             (d) Unless the Agent and the Requisite Banks otherwise consent, Loans with no more than ten different Interest Periods shall be outstanding at any one time.

             (e) No Loans other than Base Rate Loans may be requested or continued during the existence of a Default or Event of Default. During the existence of a Default or Event of Default, the Requisite Banks may determine that any or all of the then outstanding Committed Loans other than Base Rate Loans shall be Converted to Base Rate Loans. Such Conversion shall be effective upon notice to Borrower from the Agent and shall continue so long as such Default or Event of Default continues to exist.

             (f) If a Loan is to be made on the same date that another Loan is due and payable, Borrower or the Banks, as the case may be, shall make available to the Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

             (g) The failure of any Bank to make any Loan on any date shall not relieve any other Bank of any obligation to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to so make its Loan.

             2.3    Competitive Loans.

             (a) Subject to the terms and conditions hereof, at any time and from time to time during the Availability Period, each Bank may in its sole and absolute discretion make Competitive Loans to Borrower in such principal amounts as Borrower may request; provided, however, that the Outstanding Obligations of all the Banks shall not exceed the combined Commitments at any time; provided, further, that the outstanding Competitive Loans made by any Bank may exceed its Commitment. The Competitive Loans shall be deemed to utilize the combined Commitments by an amount equal to the aggregate outstanding principal amount thereof.

             (b) Borrower may irrevocably request Competitive Loans in Dollars in a Competitive Loan Minimum Amount therefor by delivering a duly completed Competitive Bid Request by Requisite Notice to the Agent not later than the Competitive Loan Requisite Time therefor. Each Competitive Bid Request shall state whether a Competitive Bid is requested on the basis of a fixed interest rate (an "Absolute Rate Bid") or on the basis of a margin above or below the Offshore Base Rate (an "Offshore Rate Bid"). Borrower may not request Competitive Bids for more than three maturities nor request more than one type of Competitive Loan in a single Competitive Bid Request. Unless the Agent otherwise agrees, in its sole and absolute discretion, Borrower may not submit a Competitive Bid Request if it has submitted another Competitive Bid Request within the prior five Business Days.

             (c) No Competitive Bid Request shall be made for an Absolute Bid with a maturity of less than 30 days or more than 180 days, for an Offshore Rate Bid with a maturity of less than one month or more than six months, or in any case with a maturity date subsequent to the Maturity Date. No more than ten different maturities for Competitive Loans may be outstanding at any time.

             (d) The Agent shall promptly notify the Banks of a Competitive Bid Request by delivering a written copy thereof to the Banks. Each Bank may, in its sole and absolute discretion, bid or not bid on all or a portion of the Competitive Loans requested in such Competitive Bid Request by delivering by Requisite Notice an irrevocable, duly completed Competitive Bid to the Agent by the Competitive Loan Requisite Time for delivering Competitive Bids. Any Competitive Bid received after such Competitive Loan Requisite Time, that is in a form other than a duly completed Competitive Bid Request, or that is otherwise not responsive to the Competitive Bid Request shall be disregarded.
A Bank may subsequently correct any Competitive Bid containing a manifest error if it does so by the Competitive Loan Requisite Time for delivering Competitive Bids. The Agent may, but shall not be required to, notify any Bank of any manifest error it detects in such Bank's Competitive Bid.

             (e) The Competitive Bid Maximum offered by a Bank for any Competitive Loan(s) requested in a Competitive Bid may be less than the principal amount of such Competitive Loan(s) requested by Borrower, but shall not be less than the Competitive Loan Minimum Amount for any Competitive Loan for which such Bank is bidding. Each Competitive Bid shall expire unless accepted by Borrower prior to the Competitive Loan Requisite Time for accepting Competitive Bids.

             (f) The Agent shall promptly notify Borrower of the names of the Banks providing conforming Competitive Bids and the terms of such Competitive Bids. Borrower may, in its sole and absolute discretion, accept or reject any Competitive Bid, or any portion thereof, provided, that if Borrower accepts any Competitive Bid, or any portion thereof, the following shall apply:
(i) Borrower must notify the Agent of its acceptance of any Competitive Bids not later than the Competitive Loan Requisite Time for doing so, (ii) Borrower must accept all Absolute Rate Bids at all lower fixed interest rates before accepting any portion of Absolute Rate Bids at a higher fixed interest rate,
(iii) Borrower must accept all Offshore Rate Bids at all lower margins over the Offshore Base Rate before accepting any portion of Offshore Rate Bids at a higher margin over the Offshore Base Rate, (iv) each Competitive Loan to be made must be in a Competitive Loan Minimum Amount therefor, (v) if two or more Banks have submitted a Competitive Bid at the same fixed interest rate or margin, then Borrower must accept either all of such Competitive Bids or accept such Competitive Bids in the same proportion as the Competitive Bid Maximum of each Bank for such Competitive Loan bears to the aggregate Competitive Bid Maximums of all such Banks for such Competitive Loans (subject to clause (iv) above) and (vi) Borrower may not accept Competitive Bids for an aggregate amount in excess of the Competitive Loans requested in its Competitive Bid Request.

             (g) The Agent shall promptly notify each of the Banks whose Competitive Bid, or any portion thereof, has been accepted or rejected by Borrower by telephone, which notification shall promptly be confirmed in writing, delivered in person or by telecopier to such Banks. Any Competitive Bid, or portion thereof, not timely accepted by Borrower and/or timely notified by the Agent to a Bank as having been accepted shall be deemed rejected.

             (h) In the case of a Offshore Rate Bid, the Agent shall determine the Offshore Base Rate on the date which is two Business Days prior to the date of the proposed Competitive Loan, and shall promptly thereafter notify Borrower and the Banks whose Offshore Rate Bids were accepted by Borrower of such Offshore Base Rate.

             (i) Each Bank which has had a Competitive Bid, or portion thereof, accepted by Borrower shall make the funds for its Competitive Loan(s) available to the Agent at the Agent's Office not later than the Requisite Time for making such funds available on the Business Day specified in such Competitive Loan Request. Upon satisfaction or waiver of the applicable conditions set forth in Section 4, all funds so received shall be made available to Borrower.

             (j) The Agent shall notify all Banks promptly after each Competitive Bid auction of the ranges of bids submitted and accepted for each Competitive Loan and the aggregate amount of Competitive Loans borrowed.

             (k) Each Bank's Competitive Loan shall be evidenced by that Bank's Competitive Loan Note or by one or more loan accounts or records maintained by such Bank in the ordinary course of business, in each case subject to Section 2.1(b).

             (l) Each Competitive Loan shall be due and payable on the maturity date of such Competitive Loan.

             (m) Any Bank may designate one or more Competitive Loan Designated Bidders to have a right, in addition to itself, to offer and make Competitive Loans Bid Loans hereunder by causing such Competitive Loan Designated Bidders to become a party to this Agreement by duly executing and delivering to the Agent a Competitive Loan Designated Bidder Joinder Agreement substantially in the form of Exhibit E-4 hereto. The Agent shall notify Borrower of any such Competitive Loan Designated Bidders. Upon the Agent accepting an appropriately completed Competitive Loan Designated Bidder Joinder Agreement, the Designated Bidder shall be deemed to be a direct party to this Agreement subject to the following:

                    (i) a Competitive Loan Designated Bidder shall have the rights and obligations of a Bank under this Section 2.3, including being solely liable for the performance of its obligations relating to its Competitive Loans, except that the designating Bank may retain some or all of such rights, such as receiving and giving notices directly from and to the Agent and funding and receiving payments directly through the Agent, as provided in a Competitive Loan Designated Bidder Joinder Agreement; and

                    (ii) except as aforesaid, a Competitive Loan Designated Bidder shall have only the rights of a participant with respect to its Competitive Loans as set forth in Section 10.8(e); provided, however, that notwithstanding Section 10.8(e)(iii), a Competitive Loan Designated Bidder shall have rights only under Sections 3.1, 3.5 and
         3.6 and Section 10.9, unless the Competitive Loan Designated Bidder Joinder Agreement provides that the Competitive Loan Designated Bidder shall have fewer rights.

             Upon the request of a Competitive Loan Designated Bidder made through the Agent, Borrower shall execute and deliver a Competitive Loan Note to evidence Competitive Loans made by such Competitive Loan Designated Bidder. A Bank may revoke any designation of a Competitive Loan Designated Bidder at any time upon written notice to the Agent, but such revocation shall not affect the rights and obligations of a Competitive Loan Designated Bidder as to any of its outstanding Competitive Loans.

             (n) Borrower shall pay to the Agent for its own account an administration fee in an amount set forth in a letter agreement dated August 22, 1997 between Borrower and the Agent for each Competitive Bid Request submitted (whether or not any bids are submitted or accepted) which fee shall be payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date.

             2.4    Letters of Credit.

             (a) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Maturity Date, the Issuing Bank shall issue, supplement, modify, amend, renew, or extend Letters of Credit in Dollars or in Approved Offshore Currencies under the Commitments as Borrower may request; provided, however, that (i) the Outstanding Obligations of each Bank (excluding any outstanding Competitive Loans of such Bank) shall not exceed such Bank's Commitment and the Outstanding Obligations of all the Banks shall not exceed the combined Commitments at any time and (ii) the aggregate outstanding Letter of Credit Usage shall not exceed the Dollar Equivalent of $100,000,000 at any time. Each Letter of Credit shall be in a form reasonably acceptable to the Issuing Bank and shall not violate any policies of the Issuing Bank. The Issuing Bank shall not be obligated to issue a Letter of Credit denominated in a foreign currency if and so long as the Issuing Bank determines that foreign currency market circumstances make it unlawful, impossible or impracticable for the Issuing bank to issue such Letter of Credit. Unless all the Banks, the Agent and the Issuing Bank otherwise consent in a writing delivered to the Agent, and subject to permitting "evergreen" Letters of Credit as provided in subsection (b) below, no Letter of Credit shall expire later than the earlier of (x) the Maturity Date and (y) five years after its date of original issuance.

             (b) Borrower may irrevocably request the issuance, supplement, modification, amendment, renewal, or extension of a Letter of Credit by delivering a duly completed Letter of Credit Application therefor to the Issuing Bank, with a copy to the Agent, by Requisite Notice not later than the Requisite Time therefor. Unless the Administrative Agent notifies the Issuing Bank that such Letter of Credit Action is not permitted hereunder or the Issuing Bank determines that such Letter of Credit Action is contrary to any Laws or policies of the Issuing Bank or does not otherwise conform to the requirements of this Agreement, the Issuing Bank shall effect such Letter of Credit Action. Letters of Credit may have automatic extension or renewal provisions ("evergreen" Letters of Credit) so long as the Issuing Bank has the right to terminate such evergreen Letters of Credit no less frequently than annually within a notice period to be agreed upon at the time each such Letter of Credit is issued. This Agreement shall control in the event of any conflict with any Letter of Credit Application.

             (c) Upon the issuance of a Letter of Credit, each Bank shall be deemed to have purchased a pro rata participation in such Letter of Credit, as from time to time supplemented, amended, renewed, or extended, from the Issuing Bank in an amount equal to that Bank's Pro Rata Share. Without limiting the scope and nature of each Bank's participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed by Borrower for any payment required to be made by the Issuing Bank under any Letter of Credit, each Bank shall, pro rata according to its Pro Rata Share, reimburse the Issuing Bank through the Agent promptly upon demand for the amount of such payment. The obligation of each Bank to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit together with interest as hereinafter provided.

             (d) Borrower agrees to pay to the Issuing Bank through the Agent an amount equal to any payment made by the Issuing Bank with respect to each Letter of Credit within one Business Day after demand made by the Issuing Bank therefor. The principal amount of any such payment shall be used to reimburse the Issuing Bank for the payment made by it under the Letter of Credit. Each Bank that has reimbursed the Issuing Bank for its Pro Rata Share of any payment made by the Issuing Bank under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the Issuing Bank against Borrower under this Section and shall share, in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim.

             (e) If Borrower fails to make the payment required by subsection (d) above within the time period therein set forth, in lieu of the reimbursement to the Issuing Bank under such subsection, the Issuing Bank may (but is not required to), without notice to or the consent of Borrower, instruct the Agent to cause Loans to be made by the Banks in an aggregate amount equal to the amount paid by the Issuing Bank with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in Section 4 shall not apply. The proceeds of such Loans shall be paid to the Issuing Bank to reimburse it for the payment made by it under the Letter of Credit. Such Loans shall be payable upon demand and shall bear interest at the Default Rate.

             (f) Once an evergreen Letter of Credit is issued, Borrower shall not be required to annually request that the Issuing Bank permit the renewal thereof. Borrower, the Agent and the Banks authorize (but may not require) the Issuing Bank to, in its sole discretion, permit the renewal of such evergreen Letter of Credit if such Letter of Credit could be issued in the first instance at such time.

             (g) The obligation of Borrower to pay to the Issuing Bank the amount of any payment made by the Issuing Bank under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrower's obligations shall not be affected by any of the following circumstances:

                 (i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                 (ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the consent of Borrower;

                 (iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against the Issuing Bank, the Agent or any Bank, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

                 (iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

                 (v) payment by the Issuing Bank in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

                 (vi) the existence, character, quality, quantity, condition, packing, value or delivery of any property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such property and the character, quality, quantity, condition, or value of such property as described in such documents;

                 (vii) the time, place, manner, order or contents of shipments or deliveries of property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

                 (viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

                 (ix) any failure or delay in notice of shipments or arrival of any property;

                 (x) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Bank, or any delay or interruption in any such message;

                 (xi) any error, neglect or default of any correspondent of the Issuing Bank in connection with a Letter of Credit;

                 (xii) any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Bank;

                 (xiii) so long as the Issuing Bank in good faith determines that the contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Bank in connection with a Letter of Credit; and

                 (xiv) where the Issuing Bank has acted in good faith and observed general banking usage, any other circumstances whatsoever.

             (h) To the extent not inconsistent with applicable Laws, each Letter of Credit shall also be governed by the most recent version of the Uniform Customs and Practice for Documentary Credits published by the International Chamber of Commerce in effect when such Letter of Credit was issued.

             (i) With respect to each outstanding Letter of Credit, Borrower shall pay to the Agent, for the account of each of the Banks in accordance with its Pro Rata Share, a fee equal to the following percent of the average daily maximum amount available to be drawn under such Letter of Credit, calculated in accordance with the following table:

               Type of Letter of Credit                      Fee
               ------------------------                      ---
               Performance Standby Letters of Credit         Greater of (i) Applicable Amount p.a. less 10.b.p.
                                                             and (ii) 15 b.p, payable in arrears

               FINANCIAL STANDBY LETTERS OF CREDIT           Applicable Amount therefor, payable in arrears

               COMMERCIAL LETTERS OF CREDIT                  Greater of (i) 0.125% of face amount and (ii) $400,
                                                             payable upon issuance

             Letter of Credit fees for Performance Standby Letters of Credit and Financial Standby Letters of Credit shall accrue from the issuance of such Letter of Credit until its expiration or termination and shall be payable quarterly in arrears on each Quarterly Payment Date and such termination or expiration date. Such fees shall be calculated quarterly in arrears; if there is any change in the Applicable Amount during any quarter, the average daily undrawn face amount shall be computed and multiplied by the Applicable Amount separately for each period that such Applicable Amount was in effect during
such quarter.    These fees are nonrefundable.

             (j) Borrower shall pay to the Agent for the sole account of the Issuing Bank a fronting fee equal to 10 basis points. In addition, Borrower shall pay directly to the Issuing Bank for its sole account its customary documentary and processing charges in accordance with its standard schedule, as from time to time in effect, for any issuance, amendment, transfer, supplement, modification, renewal, extension or other action relating to a Letter of Credit.

             2.5    Prepayments.

             (a) Upon Requisite Notice to the Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Committed Loans in the Minimum Amount therefor in the currency of such Committed Loan. The Agent will promptly notify each Bank of such Bank's Pro Rata Share of such prepayment.

             (b) On any date that Borrower or any of its Subsidiaries receives any Excess Net Proceeds which are not reinvested as set forth in
Section 7.6(g), Borrower shall apply an amount equal to such Excess Net Proceeds first to prepay Committed Loans in full, second to deposit cash to be held by the Agent in an interest-bearing cash collateral account as collateral for any Letter of Credit Usage, and third to prepay outstanding Competitive Loans. The combined Commitments shall also be reduced by an amount equal to such Excess Net Proceeds in accordance with Section 2.6(a).

             (c) If for any reason the Outstanding Obligations exceed the combined Commitments (including, without limitation, by reason of the Agent from time to time determining the Dollar Equivalent of Outstanding Obligations in accordance with Section 1.8) as in effect or as reduced or because of any limitation set forth in this Agreement or otherwise, Borrower shall immediately first prepay Committed Loans in full, second deposit cash to be held by the Agent in an interest-bearing cash collateral account as collateral for any Letter of

Credit Usage, and third prepay outstanding Competitive Loans in an aggregate amount equal to such excess.

             (d) Any prepayment of a Loan other than a Base Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.6.

             (e) Each payment or prepayment of outstanding Committed Loans must be made ratably among all Banks. Each payment or prepayment of Competitive Loans must be made ratably among all outstanding Competitive Loans of the same type borrowed on the same day; provided, however, that, except as set forth in subsection (b) above, no Competitive Loan may be prepaid without the prior written consent of the Bank making such Competitive Loan.

             2.6    Mandatory and Voluntary Reduction or Termination of
Commitments.

             (a) Upon any date that the Loans are required to be prepaid pursuant to Section 2.5(b) (whether or not Loans are, in fact, so prepaid), the combined Commitments shall automatically be reduced as of the date of such required prepayment by an amount equal to such prepayment requirement (whether or not Loans are, in fact, so prepaid in such amount).

             (b) Upon Requisite Notice to the Agent not later than the Requisite Time therefor, Borrower shall have the right, at any time and from time to time, without penalty or charge, to permanently and irrevocably, reduce the combined Commitments in a Minimum Amount therefor, or terminate the then unused portion of the combined Commitments.

             (c) The Agent shall promptly notify the Banks of any reduction or the termination of the Commitments under this Section. Any mandatory or voluntary reduction or termination of the combined Commitments shall be accompanied by payment of all accrued and unpaid facility fees with respect to the portion of the combined Commitments being reduced or terminated. Each Bank's Commitment shall be reduced by an amount equal to such Bank's Pro Rata Share times the amount of such reduction.

             2.7    Optional Increase of the Commitments.

             (a) Not more than once in any calendar year, Borrower may propose to increase the combined Commitments by an aggregate amount of not less than the Minimum Amount therefor (a "Proposed Combined Commitments Increase") in the manner set forth below; provided that (i) the then current combined Commitments plus the Proposed Combined Commitments Increase shall not be greater than the Maximum Permitted Combined Commitments; (ii) immediately prior to and after giving effect to the Proposed Combined Commitments Increase no event has occurred and is continuing that constitutes an Event of Default or Default; and (iii) Borrower shall pay any costs payable under Section 3.6 if and to the extent any Offshore Rate Loans are prepaid on the effective date of such increase (the "Increase Date").

             (b) Borrower may request a Proposed Combined Commitments Increase by delivering to the Agent, by Requisite Notice not later than the Requisite Time therefor. Such notice (i) shall specify the Proposed Combined Commitments Increase and the proposed

Increase Date, and (ii) may specify Eligible Assignees that are not Banks (the "Third Parties"), to whom Borrower desires to offer all or a portion of the Proposed Combined Commitments Increase, to the extent not committed to by the existing Banks. The Agent shall in turn promptly notify each Bank by sending each Bank a copy of such notice.

             (c) Each Bank, in its sole discretion, may irrevocably offer to commit to all or a portion of the Proposed Combined Commitments Increase in increments of $1,000,000 (the "Proposed Increased Commitment") by notifying the Agent (which shall give prompt notice thereof to Borrower) by Requisite Notice not later than the Requisite Time therefor. If the amount of Proposed Increased Commitments exceeds the Proposed Combined Commitments Increase, such Proposed Increased Commitments shall be allocated on a pro rata basis based on the ratio of each Bank's Proposed Increased Commitment, if any, to the aggregate of all Proposed Increased Commitments. Each Bank that submits a Proposed Increased Commitment shall execute and deliver to the Agent an Increased Commitment Acceptance therefor.

             (d) If any portion of the Proposed Combined Commitments Increase not committed to by existing Banks equals or exceeds $5,000,000 (the "Increase Remainder"), the Agent shall notify each Third Party thereof four Business Days before the Increase Date. Each Third Party may irrevocably commit to all or a portion of the Increase Remainder in a minimum principal amount of $5,000,000 (a "Proposed New Commitment") by notifying the Agent by Requisite Notice (who shall give prompt notice thereof to Borrower) by the Requisite Time therefor. If there are Third Parties willing to commit to more than the Increase Remainder, Borrower, in consultation with the Agent, may allocate the Increase Remainder in its sole discretion, but keeping the $5,000,000 minimum requirement. Each Third Party that submits a Proposed New Commitment shall execute and deliver to the Agent a New Commitment Acceptance therefor. By executing and delivering a New Commitment Acceptance, each Third Party shall be deemed to have agreed with the matters set forth in Section 10.8(c)(iii)-(vi).

             (e) If the commitments of the Banks and Third Parties to the Proposed Combined Commitments Increase equal the Proposed Combined Commitments Increase, the combined Commitments shall be increased by the Proposed Combined Commitment Increase on the Increase Date provided the Agent shall have received on or before the Increase Date certified copies of the resolutions of the Executive Committee of the Board of Directors of Borrower approving such increase of the combined Commitments, and of all documents evidencing other necessary corporate action, if any, with respect to such increase. Upon any Third Party paying an assignment fee of $3,000 to the Agent, any Third Parties shall become a Bank hereunder, and the Agent shall, promptly following the effective date thereof, provide to Borrower and the Banks a revised Schedule
10.6 giving effect thereto. Borrower agrees that it shall execute and deliver upon request to such Third Party, one or more Notes evidencing that assignee Bank's Pro Rata Share.

             (f) If, after giving effect to the Proposed Combined Commitments Increase, any Bank's revised Pro Rata Share of the combined Commitments is different than its share of Outstanding Obligations, the Outstanding Obligations shall be reallocated among the Banks as follows. On the Increase Date Borrower shall be deemed to have prepaid all outstanding Committed Loans in accordance with Section 2.5 and reborrowed all Committed Loans in accordance with Section 2.2 from all Banks ratably in accordance with their revised Pro Rata

Shares. Each Bank having a decreased Pro Rata Share (a "Selling Bank") agrees to sell and assign to each other Bank (each a "Buying Bank"), and each Buying Bank hereby agrees to ratably purchase and assume, without recourse, from each Selling Bank, a ratable portion of each Selling Bank's Letter of Credit Usage such that, after giving effect to such assignments, each Bank's share of all Outstanding Obligations (except Competitive Loans) equals its revised Pro Rata Share. The Agent shall distribute to each Selling Bank an amount equal to the difference between its Committed Loans so prepaid and the new Committed Loans deemed to have been made by it. Such payments shall be deemed to be a payment of the Committed Loans by Borrower on the date such payment is received. The Selling Bank acknowledges and agrees to the matters set forth in Section 10.8(c) as to the Letter of Credit Usage it has acquired. Interest and fees accruing on the Letter of Credit Usage for the period prior to the Increase Date shall be for the account of each Selling Bank, and interest and fees accruing on the Letter of Credit Usage for the period from and after the Increase Date shall be for the account of each Buying Bank.

             (g) If the commitments of the Banks and Third Parties to the Proposed Combined Commitments Increase are less than the Proposed Combined Commitments Increase, the combined Commitments shall not be increased; provided, however, that, unless the combined Proposed Increased Commitments and Proposed New Commitments is zero, Borrower may within the same calendar year again propose to increase the combined Commitments pursuant to the terms of this Section 2.7.

             2.8    Principal and Interest.

             (a) If not sooner paid, Borrower shall pay, and promises to pay, the outstanding principal amount of each Committed Loan in the currency of such Committed Loan on the Maturity Date.

             (b) Subject to subsection (c), Borrower shall pay interest on the unpaid principal amount of the Loans (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law) in the currency of such Loan from the date borrowed until paid in full (whether by acceleration or otherwise) on each Interest Payment Date for each type of Loan at a rate per annum equal to the applicable interest rate determined in accordance with the definition thereof, plus, if applicable, the Applicable Amount.

             (c) If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws and payable upon demand.

             2.9    Fees.

             (a) Facility Fee. Borrower shall pay to the Agent, for the ratable accounts of the Banks pro rata according to their Pro Rata Share, a facility fee equal to the Applicable Amount times the combined Commitments, regardless of usage. The facility fee shall accrue from the Closing Date until the Maturity Date and shall be payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date. The facility fee shall be calculated quarterly in arrears; if there is any change in the Applicable Amount during any quarter, the average daily amount shall be computed and multiplied by the Applicable Amount separately for each period that such Applicable Amount was in effect during such quarter.

             (b) Agency Fees. Borrower shall pay to the Agent an agency fee in such amounts and at such times as heretofore agreed upon by letter agreement dated August 22, 1997 between Borrower and the Agent. The agency fee is for the services to be performed by the Agent in acting as Agent and is fully earned on the date paid. The agency fee paid to the Agent is solely for its own account and is nonrefundable.

             2.10 Computation of Interest and Fees. Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed; computation of interest on all other types of Loans and all fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the Banks than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder, and any amount paid as interest hereunder which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

             2.11 Manner and Treatment of Payments among the Banks, Borrower and the Agent.

             (a) Unless otherwise provided herein, all payments by Borrower or any Bank hereunder shall be made to the Agent at the Agent's Office not later than the Requisite Time for such type of payment without condition or deduction for, any counterclaim, defense, recoupment or setoff. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America.

             (b) Upon satisfaction of any applicable terms and conditions set forth herein, the Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds received as follows: (i) if payable to Borrower, by crediting the Designated Deposit Account, and (ii) if payable to any Bank, by wire transfer to such Bank at the address specified in Schedule 10.6. The Agent's determination, or any Bank's determination not contradictory thereto, of any amount payable hereunder shall be conclusive in the absence of manifest error.

             (c) Subject to the definition of "Interest Period," if any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest and fees.

             (d) Unless Borrower or any Bank has notified the Agent prior to the date any payment to be made by it is due, that it does not intend to remit such payment, the Agent may, in its discretion, assume that Borrower or the Bank, as the case may be, has timely remitted such payment and may, in its discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment was not in fact remitted to the Agent, then:

                      (i) if Borrower failed to make such payment, each Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Bank, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at the Federal Funds Rate or, in the case of a payment in an Approved Offshore Currency, the Offshore Currency Overnight Rate; and

                      (ii) if any Bank failed to make such payment, such Bank
            shall on the Business Day following such Borrowing Date pay to the Agent the amount of such assumed payment made available to Borrower, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to Borrower to the date such amount is paid to the Agent at the Federal Funds Rate or, in the case of a payment in an Approved Offshore Currency, the Offshore Currency Overnight Rate. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Commitment or to prejudice any rights which the Agent or Borrower may have against any Bank as a result of any default by such Bank hereunder.

             2.12 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

             2.13 Extension of Maturity Date. (a) At the request of Borrower and with the written consent of all of the Banks (which may be given or withheld in the sole and absolute discretion of each Bank) pursuant to this Section the Maturity Date may be extended for one-year periods, provided no Default or Event of Default has occurred and is continuing at the time of such request. Not earlier than three months prior to, nor later than 30 days prior to, each anniversary of the Closing Date, Borrower may request by Requisite Notice made to the Agent (who shall promptly notify the Banks) a one year extension of the Maturity Date. Such request shall include a certificate signed by a Responsible Officer stating that (i) the representations and warranties contained in Section 5 shall be true and correct on and as of the date of such certificate and (ii) no Default or Event of Default has occurred and is continuing. Each Bank shall, within 20 Business days of the Agent delivering such notice to such Bank, notify in writing the Agent whether it consents to or declines such request.

             (b) The Agent shall, after receiving the notifications from all of the Banks or the expiration of such period, whichever is earlier, notify Borrower and the Banks of the results thereof. If all of the Banks have consented, then the Maturity Date shall be extended for one year.

                                   SECTION 3
                     TAXES, YIELD PROTECTION AND ILLEGALITY

             3.1 Taxes. Each payment of any amount payable by Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any Applicable Taxes. To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Applicable Taxes from any amount payable to any Bank or the Issuing Bank under this Agreement, Borrower shall promptly notify the Agent of such fact and shall (a) make such deduction or withholding and pay the same to the relevant Governmental Authority and (b) pay such additional amount directly to that Bank or the Issuing Bank as is necessary to result in that Bank or the Issuing Bank receiving a net after-Applicable Tax amount equal to the amount to which that Bank or the Issuing Bank would have been entitled under this Agreement absent such deduction or withholding. Within 30 days after the date of any payment by Borrower of any amounts pursuant to this section, Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

             3.2 Increased Costs. If any Bank or the Issuing Bank determines that any Laws or guidelines (whether or not having the force of law), or compliance therewith, have the effect of increasing its cost of agreeing to make or making, to issue or participating in, funding or maintaining any Loans or Letters of Credit, then Borrower shall, upon demand by such Bank or the Issuing Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank or the Issuing Bank additional amounts sufficient to compensate such Bank or the Issuing Bank for such increased cost.

             3.3 Capital Adequacy. If any Bank or the Issuing Bank determines that any Laws regarding capital adequacy, or compliance by such Bank or the Issuing Bank (or its Lending Office) or any corporation controlling the Bank or the Issuing Bank, with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority not imposed as a result of the Issuing Bank's, such Bank's or such corporation's failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Bank, the Issuing Bank or any corporation controlling such Bank or the Issuing Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's and the Issuing Bank's desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then upon demand of such Bank or the Issuing Bank (with a copy to the Agent), Borrower shall pay to such Bank or the Issuing Bank, from time to time as specified in good faith by such Bank or the Issuing Bank, additional amounts sufficient to compensate such Bank or the Issuing Bank in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement.

             3.4 Illegality. If any Bank determines that any Laws has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make, maintain or fund Offshore Rate Loans, or materially restricts the authority of such Bank to purchase or sell, or to take deposits of, Dollars in the Offshore Rate Designated Market, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by the Bank to Borrower through the Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Bank (with a copy to the Agent), prepay or Convert all Offshore Rate Loans of that Bank, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. Each Bank agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Bank, otherwise be materially disadvantageous to such Bank.

             3.5 Inability to Determine Rates. If, in connection with any Request for Extension of Credit, the Agent determines that (a) deposits in the relevant currency are not being offered to Banks in the London interbank market for the applicable amount and Interest Period of the requested Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate (other than the Base Rate) for the Loans requested therein, or
(c) such underlying interest rates do not adequately and fairly reflect the cost to the Banks of funding such Loan, the Agent will promptly so notify Borrower and each Bank. Thereafter, the obligation of the Banks to make or maintain Loans based upon such affected interest rate or such currency shall be suspended until the Agent revokes such notice. Upon receipt of such notice, Borrower may revoke any pending Request for Extension of Credit for such type of Loan or, failing that, be deemed to have converted such Request for Extension of Credit into a request for Base Rate Loans in the amount specified therein.

             3.6 Breakfunding Costs. Upon Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day in the applicable Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise and including any such action required under this Section 3), or upon the failure of Borrower (for a reason other than the failure of a Bank to make a Loan) to borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount specified in any Request for Extension of Credit, then Borrower shall, upon demand made by any Bank (with a copy to the Agent), reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence thereof, including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

             3.7    Matters Applicable to all Requests for Compensation.

             (a) The Agent and any Bank shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Agent or that Bank under this Section 3 has been determined, concurrently with demand for such payment. The Agent's or any Bank's determination of any amount payable under this Section 3 shall be conclusive in the absence of manifest error.

             (b)    For purposes of calculating amounts payable under this
Section 3 any Loan shall be deemed to have been funded at the applicable interest rate set forth in the definition thereof whether or not such Loan was, in fact, so funded.

             (c) All of Borrower's obligations under this Section 3 shall survive termination of the Commitments and payment in full of all Outstanding Obligations.

                                   SECTION 4
                                   CONDITIONS

             4.1 Initial Extension of Credit. The obligation of each Bank to make the initial Loan to be made by it, or the obligation of the Issuing Bank to issue the initial Letter of Credit (as applicable), is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Loans (unless all of the Banks, in their sole and absolute discretion, shall agree otherwise):

             (a) The Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Officer, each dated as of the Closing Date and each in form and substance satisfactory to the Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Agent otherwise agrees or directs):

                      (1) at least one executed counterpart of this Agreement, together with arrangements satisfactory to the Agent for additional executed counterparts, sufficient in number for distribution to the Banks and Borrower;

                      (2) Committed Loan Notes executed by Borrower in favor of each Bank requesting a Committed Loan Note, each in a principal amount equal to that Bank's Pro Rata Share;

                      (3) Competitive Loan Notes executed by Borrower in favor of each Bank;

                      (4) the Material Subsidiary Guaranty executed by each Material Subsidiary;

                      (5) with respect to Borrower and each Material Subsidiary, such documentation as the Agent may require to establish the due organization, valid existence and good standing of Borrower and each such Material Subsidiary, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a party, the identity, authority and capacity of each Responsible Officer thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, certificates of Responsible Officers, and the like;

                      (6)         the Opinion of Counsel;

                      (7) a certificate signed by a Responsible Officer setting forth the Ratio of Consolidated Funded Debt to Total Capitalization as of the last day of the most recently ended Fiscal Quarter and/or the Debt Rating as of the Closing Date, as applicable ;

                      (8) a certificate signed by a Responsible Officer certifying that the conditions specified in Sections 4.1(d) and 4.1(e) have been satisfied; and

                      (9) such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.

             (b)    The fees payable on the Closing Date shall have been paid.

             (c) Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and
BofA).

             (d)    The representations and warranties of Borrower contained in
Section 5 shall be true and correct.

             (e) Borrower and each Material Subsidiary shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Loan (or initial Letter of Credit, as applicable) no Default or Event of Default shall have occurred and be continuing.

             4.2 Any Extension of Credit. The obligation of each Bank to make any Extension of Credit is subject to the following conditions precedent:

             (a)    the representations and warranties of Borrower contained in
Section 5 are true and correct in all material respects as though made on and as of the above date (except (i) to the extent that such representations and warranties expressly relate solely to an earlier date and then shall be correct as of such date and (ii) that the representation and warranty set forth in
Section 5.3 as to lack of material adverse change is made since the date of the then most recent financial statement delivered pursuant to Section 6.1 (b), before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

             (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Extension of Credit.

             (c) the Agent shall have timely received a duly completed Request for Extension of Credit or Letter of Credit Application, as applicable, by Requisite Notice by the Requisite Time therefor;

             (d) on the date of the first Extension of Credit hereunder, evidence that the Existing Credit Agreements have been, or concurrently therewith are being, terminated and that all amounts owing thereunder have been, or concurrently therewith are being, paid in full; provided, however, that letters of credit issued thereunder set forth on Schedule 7.1 may remain outstanding so long as the commitments and covenants (except for those covenants and agreements relating to such outstanding letters of credit and reimbursement of drawings thereunder) under the Existing Credit Agreements are otherwise terminated; and

             (e) the Agent shall have received, in form and substance satisfactory to the Agent, such other assurances, certificates, documents or consents related to the foregoing as the Agent or Requisite Banks reasonably may require.

                                   SECTION 5
                         REPRESENTATIONS AND WARRANTIES

             Borrower represents and warrants to the Agent and the Banks that:

             5.1 Due Incorporation, Etc. Each of Borrower and the Material Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization and have all requisite corporate power and authority to own or lease and operate their respective properties and to carry on their businesses as now conducted, and to execute and deliver, and to perform all of their obligations under, any Loan Document to which they are a party, and the transactions and documents contemplated hereby to which they are a party. Each of Borrower and its Subsidiaries are duly qualified or licensed to do business as foreign corporations in good standing in all jurisdictions in which they own or lease assets and property or in which the conduct of their businesses requires them to so qualify or be licensed, except where the failure to so qualify or be licensed would not have a Material Adverse Effect. Each Subsidiary of Borrower on the date hereof is set forth on Schedule 5.1.

             5.2    Authorization of Borrowing, Etc.

             (a) Authorization of Borrowing, No Conflict. The execution, delivery and performance by Borrower and each Material Subsidiary of Borrower that is a party to a Loan Document of the Loan Documents, the payment and performance of all Obligations, and the issuance, delivery and payment of the Letters of Credit and the consummation of the transactions contemplated hereby are within each such entity's corporate powers, have been duly authorized by all necessary corporate action by Borrower and each Material Subsidiary of Borrower which is a party to a Loan Document, do not contravene (i) Borrower's and such Material Subsidiary's certificate of incorporation or by-laws, or (ii) any law, rule, regulation (including, without limitation, Regulation G, U or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award or any contractual restriction binding on or affecting Borrower or such Material Subsidiary or any of its properties, and do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties; neither Borrower nor any of its Subsidiaries is in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, award or restriction, in any respect which is likely to have a Material Adverse Effect.

             (b) Governmental Consents. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is currently or is reasonably expected to be required on the part of Borrower or any Material Subsidiary of Borrower that is a party to a Loan Document for the due execution, delivery or performance by Borrower or any of its Material Subsidiaries of any Loan Document, the payment and performance of the Obligations by Borrower or any of its Subsidiaries, and the issuance, delivery and payment of the Letters of Credit and the consummation of the transactions contemplated hereby, except such authorizations, consents, approvals, other actions, notices or filings which, if not obtained, either (i) would not adversely affect the ability of Borrower and each of its Subsidiaries that is a party to a Loan Document to perform the transactions contemplated by the Loan Documents, or (ii) would not have a Material Adverse Effect.

             (c) Due Execution and Delivery; Binding Obligations. This Agreement and each other Loan Document, if any, have been, or will be, duly executed and delivered by Borrower and each of its Material Subsidiaries which is a party thereto. This Agreement and each other Loan Document, if any, and the Obligations are, or will be, legally valid and binding obligations of Borrower and each of its Material Subsidiaries which is a party thereto, enforceable against Borrower or such Material Subsidiary in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

             5.3 Financial Condition. The unaudited combined consolidated balance sheet of Borrower and its Subsidiaries dated September 30, 1997 and the related combined statements of income and cash flows, copies of which have been furnished to each Bank, were prepared in conformity with GAAP. All financial statements delivered to Banks pursuant to Section 6.1 hereof after the Closing Date will fairly present the consolidated financial position of Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Borrower and its Subsidiaries for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from normal year-end adjustments. Except for Durco Integration and Restructuring Expenses, since September 30, 1997 there has been no material adverse change in the business, condition (financial or otherwise), operations or properties of Borrower or Borrower and its Subsidiaries taken as a whole.

             5.4 Absence of Litigation; Litigation Description. No actions, suits, investigations, litigation or proceedings are pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or the properties of Borrower or any such Subsidiary before any court, arbitrator or governmental agency, department, commission, board, bureau or instrumentality, domestic or foreign, (a) that would have a Material Adverse Effect, or (b) which purports to affect the legality, validity or enforceability of this Agreement and any other Loan Document.

             5.5 Payment of Taxes. Borrower and each of its Subsidiaries have filed or caused to be filed all tax returns (Federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due, including interest and penalties, except for (a) such taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by Borrower or any such Subsidiary, as the case may be or (b) those the failure to pay which would not have a Material Adverse Effect.

             5.6 Governmental Regulation. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940, each as amended, or to any Federal or state statute or regulation limiting its ability to incur indebtedness for money borrowed. No Subsidiary is subject to any regulation that would limit the ability of Borrower to enter into or perform its obligations under this Agreement.

             5.7 Not a Purpose Credit. Borrower and its Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan or Letter of Credit, will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

             5.8    ERISA.

             (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

             (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

             (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a

Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

             5.9 Disclosure. No representation or warranty of Borrower or any Subsidiary of Borrower contained in any Loan Document (including any Schedule furnished in connection herewith) or any other document, certificate or written statement furnished to the Agent or any Bank by or on behalf of Borrower for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Borrower in the case of any documents not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which the same were made. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Persons responsible for preparing such projections and pro forma financial information to be reasonable at the time made, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known to Borrower (other than matters of a general economic nature) that have had or could reasonably be expected to have a Material Adverse Effect that have not been disclosed herein or in the other documents, certificates and written statements referred to in this Section 5.9.

             5.10 Insurance. Borrower and its Subsidiaries have in full force insurance coverage of their respective properties, assets and business (including casualty, general liability, products liability and business interruption insurance) that is (a) no less protective in any material respect than the insurance Borrower and its Subsidiaries have carried in accordance with their past practices or (b) prudent given the nature of the business of Borrower and its Subsidiaries and the prevailing practice among companies similarly situated.

             5.11 Environmental Matters. (a) Borrower and each of its Subsidiaries is in compliance in all material respects with all Environmental Laws the non-compliance with which can reasonably be expected to have a Material Adverse Effect and (b) there has been no "release or threatened release of a hazardous substance" (as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.) or any other release, emission or discharge into the environment of any hazardous or toxic substance, pollutant or other materials from Borrower's or its Subsidiaries' property other than as permitted under applicable Environmental Law and other than those which would not have a Material Adverse Effect. Other than disposals for which Borrower has been indemnified in full or disposals prior to the Closing Date which would not have a Material Adverse Effect, all "hazardous waste" (as defined by the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (1976) and the regulations thereunder, 40 CFR Part 261 ("RCRA")) generated at Borrower's or any Subsidiaries' properties and removed for disposal have in the past been and shall continue to be disposed of at sites which maintain valid permits under RCRA and any applicable state or local Environmental Law.

             5.12 Performance of Agreements. Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any contractual obligation of Borrower or of such Subsidiary, except where the consequences, direct or indirect, of such default or defaults, if any, has not had and could not reasonably be expected to have a Material Adverse Effect and no condition exists that, with the giving of due notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default, if any, has not had and could not reasonably be expected to have a Material Adverse Effect.

             5.13 Solvency. After giving effect to the transactions contemplated by the Loan Documents and the payment of all fees related thereto and hereto, as of the Closing Date Borrower and its Subsidiaries on a consolidated basis are Solvent and each of the Material Subsidiaries is Solvent.

                                   SECTION 6
                             AFFIRMATIVE COVENANTS

             So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains in force, Borrower shall, and shall cause each of its Subsidiaries to:

             6.1 Reporting Requirements. Deliver to the Agent in form and detail satisfactory to the Agent and the Requisite Banks, with sufficient copies for each Bank:

             (a) as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Borrower, the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the consolidated statements of income and cash flows of Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief accounting officer of Borrower as fairly presenting the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from audit and normal year-end adjustment;

             (b) as soon as available and in any event within 120 days after the end of each Fiscal Year of Borrower, a copy of the annual audit report for such Fiscal Year for Borrower and its Subsidiaries, containing financial statements (including a consolidated balance sheet, consolidated statements of income and shareholders' equity and cash flows of Borrower and its Subsidiaries) for such year certified by Ernst & Young LLP or other nationally recognized independent public accountants acceptable to the Requisite Banks. The certification shall be unqualified (as to going concern, scope of audit and disagreements over the accounting or other treatment of offsets) and shall state that such consolidated financial statements present fairly the financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and

             (c) together with each delivery of the reports of Borrower and its Subsidiaries pursuant to subsections (a) and (b) above, a Compliance Certificate for the Fiscal Quarter or Fiscal Year, as applicable, executed by the chief accounting officer of Borrower.

             6.2 Certificates, Notices and Other Information. Deliver to the Agent in form and detail satisfactory to the Agent and the Requisite Banks, with sufficient copies for each Bank:

             (a) as soon as possible and in any event within five days after any Responsible Officer of Borrower becoming aware of the occurrence of any Change of Control and of each Event of Default and of each Default continuing on the date of such statement, a statement of the chief accounting officer of Borrower setting forth details of such Event of Default or event and the action which Borrower has taken and proposes to take with respect thereto;

             (b) promptly after any significant change in accounting policies or reporting practices, notice and a description in reasonable detail of such change;

             (c) promptly and in any event within 30 days after Borrower or any ERISA Affiliate becomes aware that any ERISA Event referred to in clause
(i) of the definition of ERISA Event with respect to any Pension Plan has occurred which might result in liability to the PBGC a statement of the chief accounting officer of Borrower describing such ERISA Event and the action, if any, that Borrower or such ERISA Affiliate has taken or proposes to take with respect thereto;

               (d) promptly and in any event within 10 days after Borrower or any ERISA Affiliate becomes aware that any ERISA Event (other than an ERISA Event referred to in (c) above) with respect to any Pension Plan has occurred which might result in liability to the PBGC, a statement of the chief accounting officer of Borrower describing such ERISA Event and the action, if any, that Borrower or such ERISA Affiliate has taken or proposes to take with respect thereto;

             (e) promptly and in any event within five Business Days after receipt thereof by Borrower or any ERISA Affiliate from the PBGC, copies of each notice from the PBGC of its intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan;

             (f) promptly and in any event within seven Business Days after receipt thereof by Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by Borrower or any ERISA Affiliate concerning (w) the imposition of Withdrawal Liability by a Multiemployer Plan, (x) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (y) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA or (z) the amount of liability incurred, or expected to be incurred, by Borrower or any ERISA Affiliate in connection with any event described in clause (w), (x) or (y) above;

             (g) promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower or any of its Subsidiaries, of the type described in
Section 5.4;

             (h) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that Borrower or any of its Subsidiaries sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements, that Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange;

            (i) promptly after the furnishing thereof, copies of any material correspondence, statement or report furnished to any other holder of the securities of Borrower or any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Banks pursuant to any other clause of this Section 6.2;

             (j) promptly after the occurrence thereof, notice of the receipt by Borrower or any of its Subsidiaries of any notice, order, directive or other communication from a governmental authority alleging violations of or noncompliance with any Environmental Law which could reasonably be expected to have a Material Adverse Effect; and

             (k) such other information respecting the condition or operations, financial or otherwise, of Borrower or any of its Subsidiaries as any Bank through the Agent may from time to time reasonably request.

             6.3 Material Subsidiary Guaranty. Borrower will cause each of its Material Subsidiaries promptly to execute and deliver an instrument of joinder to the Material Subsidiary Guaranty, together with such other documents and agreements including, without limitation, legal opinions and resolutions as the Agent or the Requisite Banks may reasonably request.

             6.4 Corporate Existence, Etc. Borrower will, and will cause each of its Subsidiaries to, at all times maintain its fundamental business and preserve and keep in full force and effect its corporate existence (except as permitted under Section 7.6) and all rights, franchises and licenses necessary or desirable in the normal conduct of its business; provided, however, that Borrower shall not be required to maintain any such rights, franchises or licenses or the corporate existence of any Subsidiary (other than any Material Subsidiary) if the failure to do so could not reasonably be expected to have a Material Adverse Effect.

             6.5 Access and Visitation Rights. Borrower will and will cause each of its Subsidiaries to, upon reasonable notice and at any reasonable time during normal business hours and from time to time, permit the Agent or any of the Banks or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and any of its Subsidiaries with any of their officers or directors and independent public accountants (and by this provision Borrower authorizes said accountants to discuss with the Banks the finances and affairs of Borrower and its Subsidiaries), provided that Borrower shall have the right to have a representative of Borrower present at any such discussion with such officers, directors and independent public accountants.

             6.6 Payment of Taxes, Etc. Borrower will and will cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (b) all lawful claims that, if unpaid, might by law become a lien upon their property, provided, however, that neither

Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim (i) that is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained, or (ii) the failure to pay or discharge which would not have a Material Adverse Effect.

             6.7 Maintenance of Properties, Etc. Borrower will and will cause each of its Subsidiaries to maintain and preserve, all of its properties with respect to which failure to so maintain and preserve would have a Material Adverse Effect.

             6.8 Compliance with Laws, Etc. Borrower will, and will cause each of its Subsidiaries to, perform and promptly comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including, without limitation, all Environmental Laws and ERISA) other than those with which the failure to comply would not have a Material Adverse Effect.

             6.9 Maintenance of Insurance. Borrower will and will cause each of its Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks (a) as are usually insured by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower or such Subsidiary operates, (b) with responsible and reputable insurance companies or associations reasonably satisfactory to Banks and (c) subject to market availability and reasonable price, in amounts no less protective than past practices.

             6.10 Employment of Technology, Disposal of Hazardous Waste, Etc. Borrower will and will cause each of its Subsidiaries to (a) employ in connection with its use of its property appropriate technology (including, without limitation, appropriate secondary containment) to maintain compliance with any applicable Environmental Law, (b) take all actions identified as necessary to comply with Environmental Law, (c) dispose of any and all "hazardous waste" generated at any of its properties only at facilities and with carriers maintaining valid permits under RCRA and any applicable state and local Environmental Law, and (d) use best efforts to obtain certificates of disposal from all contractors employed by Borrower in connection with the transport or disposal of any "hazardous waste" generated at any of its properties except, with respect to each of the foregoing clauses (a) through
(d) where the failure to perform or comply with any of the foregoing would not have a Material Adverse Effect.

             6.11 Keeping of Books, Etc. Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of Borrower and each of its Subsidiaries in accordance with GAAP consistently applied and consistent with prudent business practices.

             6.12 Further Assurances. Borrower will and will cause each of its Subsidiaries to promptly, upon request by the Agent or any Bank through the Agent, correct, any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Agent or any Bank through the Agent, Borrower also will, and will cause each Subsidiary to, do, execute, acknowledge, deliver, record, and will cause any such Subsidiary to promptly do, execute, acknowledge, deliver, record, re-record any and all such further acts, termination statements, certificates, assurances and other instruments as the Agent or any Bank through the Agent may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Loan Document, and
(b) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Agent and the Banks the rights granted or now or hereafter intended to be granted to the Agent and/or the Banks under any Loan Document or under any other instrument executed in connection with any Loan Document to which Borrower is or may become a party.

             6.13 Use of Proceeds. Borrower may use the proceeds of Loans to refinance existing Debt and for working capital and other general purposes, including Non-Hostile Acquisitions permitted by Section 7.4(c).

                                   SECTION 7
                               NEGATIVE COVENANTS

             So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains in force, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

             7.1 Debt. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to, any Debt, except:

             (a)    Debt incurred pursuant to this Agreement;

             (b)    any Material Subsidiary Guaranty;

             (c)    Debt in respect of Capital Lease Obligations;

             (d)    Contingent Obligations permitted by Section 7.5;

             (e) Borrower and its Subsidiaries may remain liable with respect to any Debt of Borrower and its Subsidiaries existing on the Closing Date (all of which Debt that consists of letters of credit and surety and performance bonds outstanding on the Closing Date and all other of such Debt that is in excess of $1,000,000 in outstanding principal amount is described in
Schedule 7.1) and refinancing thereof; provided that such refinanced Debt shall be on terms no less favorable to Borrower (other than in respect to market interest rate changes) and its Subsidiaries than the Debt being replaced and after giving effect thereto would not result in a Default or Event of Default;

             (f) Borrower and its Subsidiaries may become and remain liable with respect to intercompany Debt; provided that all of the intercompany Debt of Borrower to any Subsidiary of Borrower shall be subordinated to the Obligations in accordance with the terms set forth in Exhibit I;

             (g) Debt of any Person which becomes a Subsidiary of Borrower or is merged into Borrower or any Subsidiary of Borrower in an amount permitted under Section 7.4(c); and provided such Debt existed at the time such Person became a Subsidiary of Borrower or was so merged and was not created in contemplation of such event and before and immediately after giving effect to such event no Event of Default shall exist and Borrower shall be in compliance with Section 7.7); provided further that any Debt of a Person that is merged into Borrower, is only permitted to the extent it is unsecured unless after giving effect to such merger Borrower is in compliance with Section 7.2;

             (h)  without duplication of subsections (c), (e) and (g)  of this
Section 7.1, Borrower and its Subsidiaries may become and remain liable with respect to purchase money Debt in an aggregate principal amount outstanding at any time not in excess of 15% of Consolidated Tangible Net Worth of Borrower and its Subsidiaries (as shown on the most recent financial statements delivered pursuant to Section 6.1(a) or (b); provided that such Debt is secured only by the property purchased with such Debt; provided further that the loan-to-value ratio of such Debt does not exceed 100% with respect to personal property and 80% with respect to real property, in each case, at the time of incurrence of any such Debt;

             (i) the Subsidiaries of Borrower may become and remain liable with respect to Debt if such Debt is permitted by the last proviso of this
Section 7.1;

             (j) Borrower and its Subsidiaries may become and remain liable in respect of industrial revenue bonds issued on behalf of Borrower or its Subsidiaries;

             (k)    Debt permitted by Section 7.13; and

             (l) without duplication of any of the foregoing clauses, Borrower may create, incur, assume or suffer to exist Debt; provided that such Debt is not secured by any assets of Borrower or any of its Subsidiaries other than as permitted by Section 7.2;

             provided that, notwithstanding subsections (a) through (l) of this
Section 7.1, the Subsidiaries of Borrower may not create, incur, assume or suffer to exist any Subsidiary Debt in an aggregate principal amount outstanding at any time exceeding 15% of Consolidated Tangible Net Worth of Borrower and its Subsidiaries (as shown on the most recent financial statements delivered pursuant to Section 6.1(a) or (b); provided further that, transactions of the type permitted by Section 7.13 shall not count against any of the quantitative baskets set forth in this Section 7.1.

             7.2 Liens and Related Matters. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien, or file or execute or agree to the execution of any financing statement, on or with respect to, the assets of Borrower or any Subsidiary (including any document or instrument in respect of goods or accounts receivable), whether now owned or hereafter acquired, or any income or profits therefrom, except:

             (a) Liens for taxes, assessments or other governmental charges or levies not yet due and payable, and not required to be paid by Borrower or any of its Subsidiaries under Section 6.6;

             (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, workmen, employees, materialmen and other Liens imposed by law and not required to be paid by Borrower or any of its Subsidiaries under Section 6.6;

             (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

             (d) minor Liens on the property or assets of Borrower or any of its Subsidiaries which do not in the aggregate materially detract from the value of such property or assets or materially impair their use in the operation of the business of Borrower or such Subsidiary, as the case may be;

             (e) the rights of set-off and banker's liens granted or confirmed to the Banks under this Agreement or any other Loan Document and rights of set-off and banker's liens granted or confirmed to the holders of other Debt permitted under this Agreement or any other Loan Document;

             (f) any Liens in existence on property of any Person at the time such Person becomes a Subsidiary of Borrower or is merged into any Subsidiary of Borrower and not created in contemplation of such event;

             (g) attachment, judgment and other similar Liens arising in connection with legal proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings; and provided that any such judgment does not constitute an Event of Default;

             (h) Liens created by (i) any Subsidiary of Borrower in favor of Borrower or (ii) any Subsidiary of Borrower in favor of another Subsidiary of Borrower, securing obligations of such Subsidiary owing to Borrower or another Subsidiary of Borrower (which Liens by their terms may not be transferred except to Borrower or another Subsidiary of Borrower);

             (i)    Liens created hereunder or under any other Loan Document;

             (j) Easements, rights-of-way, zoning and similar restrictions and other similar charges or encumbrances now or hereafter existing not interfering with the ordinary conduct of business of Borrower or any of its Subsidiaries;

             (k) Liens and security interests securing purchase money Debt permitted under Section 7.1(h) and Liens and security interests which are Capital Lease Obligations; provided, however, that no Lien or security interest referred to in this subsection (k) shall extend to or cover any property other than the related property being acquired or leased (as the case may be);

             (l) Liens on real or personal property required in connection with the issuance of industrial revenue bonds on behalf of Borrower or its Subsidiaries;

             (m)    Liens existing on the Closing Date securing Debt listed on
Schedule 7.1 and any refinancings thereof permitted pursuant to Section 7.1(e);

             (n) Liens created or incurred in connection with transactions permitted by Section 7.13; and

             (o) without duplication of any of the foregoing clauses, other Liens securing obligations of Borrower or its Subsidiaries in an aggregate outstanding principal amount not exceeding $10,000,000 at any time.

             7.3 Negative Pledges; Restrictions on Dividends, Etc. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly:

             (a) enter into or remain a party to any agreement prohibiting the creation, incurrence or assumption of any Lien on or with respect to any assets of Borrower, or any Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except for such prohibitions contained in
(A) this Agreement and (B) instruments governing any Debt permitted under
Section 7.1.

             (b) Create or permit to exist or become effective any restriction of any kind on the ability of any Subsidiary to (i) pay dividends or make any other distribution on or with respect to any of its stock or other ownership interests owned by Borrower or any Subsidiary of Borrower, (ii) pay any Debt owed to Borrower or any Subsidiary of Borrower, (iii) make loans or advances to Borrower or any other Subsidiary of Borrower, or (iv) transfer any of its assets to Borrower or any Subsidiary of Borrower, except for such prohibitions contained in this Agreement and for such prohibitions contained in the Senior Debt Documents, and with respect to clause (iv) only, such prohibitions contained in the Dutch Facility.

             7.4 Investments and Acquisitions. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person or make, or commit to make any acquisition (whether by purchase of capital stock or assets, merger or otherwise), except:

            (a)     Cash Equivalents;

            (b) Investments that constitute intercompany Debt and are otherwise permitted by Section 7.1; provided that all of the Debt of Borrower to any Subsidiary of Borrower shall be expressly subordinated to the Obligations in accordance with the terms set forth in Exhibit O;

            (c) Non-Hostile Acquisitions by Borrower or any of its Subsidiaries of assets constituting a business unit or the capital stock of any Person provided that (i) Borrower is the surviving entity following such acquisition of assets or capital stock, (ii) Borrower continues in the same type of business currently conducted without material changes in the nature of its business and (iii) Borrower is capable of incurring additional Debt in connection with such acquisition of assets or capital stock without violating any debt or covenant restrictions and without creating an Event of Default;

             (d) Borrower and its Subsidiaries may make and maintain Investments in Subsidiaries;

             (e) Investments in Joint Ventures existing on the Closing Date and set forth on Schedule 7.4, and after the Closing Date Investments in Joint Ventures not listed on Schedule 7.4 ("Additional Joint Ventures"); provided that (i) any such Joint Venture is in and continues in the same type of business as is conducted by Borrower on the Closing Date, (ii) none of Borrower or any Material Subsidiary is a general partner (or would be liable to the extent of a general partner) of any such Joint Venture, and (iii) at the time of any Investment in an Additional Joint Venture the aggregate Investments made by Borrower and its Subsidiaries in Additional Joint Ventures (after giving effect to the Investment to be made) shall not exceed 15% of the Consolidated Tangible Net Worth of Borrower and its Subsidiaries;

             (f)    Investments in connection with transactions permitted by
Section 7.13; and

             (g) without duplication of any of the foregoing clauses, other Investments in an aggregate principal amount not exceeding $10,000,000 in any Fiscal Year; provided that any acquisition must be a Non-Hostile Acquisition.

             7.5 Contingent Obligations. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Contingent Obligation, except:

             (a) Borrower and its Subsidiaries may become and remain liable with respect to guaranties resulting from endorsement of negotiable instruments for collection or deposit in the ordinary course of business;

             (b) any Material Subsidiary of Borrower may create and become liable with respect to the Material Subsidiary Guaranty;

             (c) Borrower may become and remain liable with respect to reimbursement obligations under the Letters of Credit and Borrower may become and remain liable with respect to any other Contingent Obligation created hereunder or under any other Loan Document;

             (d) Borrower and its Subsidiaries may become and remain liable with respect to any swap agreement, cap agreement, collar agreement or other similar agreement or arrangement designed to protect Borrower or any of its Subsidiaries against fluctuations in interest rates or commodity prices;

             (e) Borrower may become and remain liable with respect to guaranties relating to (x) any Debt of its Subsidiaries set forth on Schedule
7.1 and any refinancings thereof permitted pursuant to Section 7.1(e) and (y) without duplication, Debt of its Subsidiaries in an aggregate outstanding amount not to exceed at any time 15% of Consolidated Tangible Net Worth (as shown on the most recent financial statements delivered pursuant to Section 6.1(a) or (b);

             (f) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations relating to advance payment guaranties, rent guaranties with respect to leases and performance guaranties;

             (g) Borrower and its Subsidiaries may become and remain liable with respect to reimbursement obligations under letters of credit other than Letters of Credit issued hereunder;

             (h) the Subsidiaries of Borrower may become and remain liable with respect to Contingent Obligations of the type described in clause (e) of the definition of "Debt" in respect of Debt of Borrower or a Subsidiary of Borrower if such Contingent Obligation is permitted by the provisos following subsection (j) of this Section 7.5;

             (i) Contingent Obligations created in connection with transactions permitted by Section 7.13; and

             (j) Borrower and its Subsidiaries may create, incur, assume or suffer to exist any obligations, contingent or otherwise (including, without limitation, obligations as account party under any unsecured letters of credit other than the Letters of Credit), solely in respect of surety and performance bonds and similar obligations; provided that the aggregate amount of all such obligations (including those outstanding on the date hereof) does not exceed $150,000,000 for Borrower and its Subsidiaries; provided further that such obligations are incurred in the ordinary course of the business of Borrower and its Subsidiaries. The surety and performance bonds in effect on the date hereof are set forth on Schedule 7.1;

             provided that, notwithstanding clauses (a) through (j) of this
Section 7.5, the Subsidiaries of Borrower may not create, incur, assume or suffer to exist any Subsidiary Debt in an aggregate principal amount outstanding at any time exceeding 15% of Consolidated Tangible Net Worth of Borrower and its Subsidiaries (as shown on the most recent financial statements delivered pursuant to Section 6.1(a) or (b)); provided further that, transactions of the type permitted by Section 7.13 shall not count against any of the quantitative baskets set forth in this Section 7.5.

             7.6 Restrictions on Fundamental Changes. Borrower will not, and will not permit any of its Subsidiaries to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or any portion of its assets or the assets of any division (whether now owned or hereafter acquired) to any Person, except if no Event of Default or Default has occurred and is continuing or would result from the following:

             (a) Borrower or any Subsidiary of Borrower may merge or consolidate with or into another entity (including any Subsidiary of Borrower); provided that with respect to any merger with Borrower, Borrower shall be the continuing or surviving corporation and with respect to all other mergers, the continuing or surviving corporation shall be a Subsidiary of Borrower;

             (b) Borrower and its Subsidiaries may sell or otherwise dispose of inventory in the ordinary course of business;

             (c) Borrower and its Subsidiaries may dispose of used, obsolete, worn out or surplus property in the ordinary course of business;

             (d) any Wholly-Owned Subsidiary may transfer any assets to Borrower or to another Wholly-Owned Subsidiary and any other Subsidiary may transfer any assets to Borrower or to another Wholly-Owned Subsidiary;

             (e) Borrower may transfer any assets to another Wholly-Owned Subsidiary which has executed and delivered the Material Subsidiary Guaranty, or instrument of joinder with respect thereto, and has otherwise complied with
Section 6.3;

             (f) Borrower and its Subsidiaries may sell or dispose of assets permitted by Section 7.13 provided that, transactions of the type permitted by
Section 7.13 shall not count against any of the quantitative baskets set forth in this Section 7.6; and

            (g) without duplication of any of the foregoing clauses, Borrower or any of its Subsidiaries may dispose of up to 15% of its Consolidated Total Assets during any 12-month period or, up to 30% of its Consolidated Total Assets from Closing until the date of such Disposition, and, if the Net Proceeds from any Disposition are in excess of 15% of Consolidated Total Assets of Borrower and its Subsidiaries (as shown on the most recent financial statements delivered pursuant to Section 6.1(a) or (b)) ("Excess Net Proceeds"), such Excess Net Proceeds shall, at Borrower's election, either be:
(i) reinvested in the business of Borrower or such Subsidiary within 12 months from the date of the receipt of the proceeds from such disposition, or (ii) applied to prepay Outstanding Obligations as provided in Section 2.5 and to reduce the combined Commitments as provided in Section 2.6.

             7.7    Financial Covenants.

             (a) Minimum Consolidated Tangible Net Worth. Borrower will not permit Consolidated Tangible Net Worth at the end of any Fiscal Quarter to be less than (i) 80% of Borrower's Consolidated Tangible Net Worth at September 30, 1997 plus (ii) 50% of the sum of Consolidated Net Income for each Fiscal Quarter beginning with the fourth Fiscal Quarter of Fiscal Year 1997 (without reduction for losses, but adding back Durco Integration and Restructuring Expenses on an after-tax basis) plus (iii) 50% of Equity Proceeds received by Borrower after the Closing Date.

             (b) Leverage Ratio. Borrower will not permit the Leverage Ratio to exceed 3.25:1.00 at the end of any Fiscal Quarter.

             7.8 Dividends, Etc. Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or any warrants or other rights to acquire such stock, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any of its Subsidiaries to purchase, redeem, retire or otherwise acquire for value any stock of Borrower or any warrants or other rights to acquire such stock, except that:

             (a) Borrower may declare and deliver dividends and distributions payable in common stock of Borrower;

             (b) Subsidiaries wholly-owned by Borrower except for directors' qualifying shares or foreign qualifying shares (each a "Wholly-Owned Subsidiary") may declare , pay and deliver dividends and distributions payable in cash, common stock or other assets to Borrower or any other Subsidiary of Borrower; and

             (c) so long as no Event of Default or Default has occurred and is continuing or would be caused thereby, Borrower or any Subsidiary of Borrower may purchase, redeem, retire or otherwise acquire for value its capital stock and may declare and pay dividends payable in cash on its capital stock.

             7.9 Change in Business. Subject to Section 7.6, Borrower will not and will not permit any division or Subsidiary to make, any material change in the nature or conduct of their respective businesses as carried on at the date hereof, except as a result of any sales of assets permitted under this Agreement.

             7.10   ERISA. Borrower will not (a)permit any Pension Plan to:
(i) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws;
(iii) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in liability exceeding $10,000,000, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in liability exceeding $10,000,000.

             7.11 Charter and Bylaws. Borrower will not and will not permit any Material Subsidiary to amend, modify or change in any manner, the Certificate of Incorporation or the Bylaws of Borrower or any such Subsidiary other than an amendment to the Certificate of Incorporation or Bylaws which would not materially impair the interests or the rights of the Banks under any Loan Document.

             7.12 Transactions with Shareholders and Affiliates. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any direct or indirect holder of 5% or more of any class of equity Securities of Borrower or any Subsidiary, on terms that are less favorable to Borrower or that Subsidiary, as the case may be, then those that might be obtained at the time from Persons who are not such a holder or affiliate; provided that the foregoing restriction shall not apply to (a) any transaction between Borrower and any Wholly-Owned Subsidiary or between any of its Wholly-Owned Subsidiaries or (b) reasonable and customary fees paid to members of the Boards of Directors, officers, employees or consultants of Borrower and its Subsidiaries for services rendered to Borrower or any such Subsidiary in the ordinary course of business, together with customary indemnities in connection therewith and in accordance with applicable law, (c) amounts payable under agreements with affiliates existing on the Closing Date (d) contributions to employee benefit plans of Borrower or its Subsidiaries, and (e) dividends and distributions permitted under Section 7.8).

             7.13   Sales of Accounts Receivable.   Borrower may, and may
permit its Subsidiaries to: (a) in any calendar year, sell, without recourse, accounts receivable arising in the ordinary course of business in an aggregate face amount not exceeding $25,000,000, (b) in any calendar year, sell, with recourse, accounts receivable arising in the ordinary course of business in an amount not exceeding 10% of Consolidated Tangible Net Worth as at the beginning of such calendar year and (c) enter into one or more transactions or programs (each such transaction or program being referred to herein as a "Receivables Program") involving (i) the sale or other financing by Borrower or any of its Subsidiaries, without recourse based solely upon a default by one or more account debtors in the payment of any accounts receivable included in the applicable Receivables Program, of accounts receivable arising in the ordinary course of business of Borrower or any of its Subsidiaries or (ii) the incurrence by Borrower or any of its Subsidiaries of Non- Recourse Debt secured by Liens on accounts receivable arising in the ordinary course of business of Borrower or any of its Subsidiaries if Borrower shall have delivered to each Bank, at least 15 Business Days prior to the consummation of any Receivables Program, a copy of the proposed terms and conditions of such Receivables Program and, if within the 15 Business Day period the Requisite Banks shall not have objected; provided that in the case of clauses (a) and (b) above, such sale of accounts receivable shall be for a net cash sales price of no less than 70% of the face amount thereof; and provided, further, that Borrower and its Subsidiaries shall not sell or otherwise finance any accounts receivable pursuant to a Receivables Program if the aggregate amount of the Receivables Programs at the time of any such sale or financing would exceed 50% of the aggregate amount of the accounts receivable of Borrower and its Subsidiaries at such time (after giving effect to any sales permitted by clauses (a) and (b) but without giving effect to sales made under such Receivables Programs).

                                   SECTION 8
              EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

             8.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

             (a) Failure to Make Payments When Due. Borrower shall fail to pay any principal of any Loan when the same becomes due and payable, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; failure to pay when due any amount payable to the Issuing Bank in reimbursement of any drawing under any Letter of Credit; or failure to pay any interest on any Loan or any other fees or other Obligations due under this Agreement within three Business Days of the date due; or

             (b) Breach of Warranty. Any representation or warranty made by Borrower herein (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

             (c)    Breach of Certain Covenants.

                    (i) Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.4, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.8, 7.9, 7.10, 7.12, or 7.13; or

                    (ii) Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.8, 6.9, 6.10, 7.7 or 7.11 if such failure shall remain unremedied for 10 days after the earlier of (A) the day on which a Responsible Officer of Borrower first obtains knowledge of such failure, or (B) the day on which written notice thereof shall have been given to Borrower by the Agent or any Bank; or

                    (iii) Borrower or any of its Subsidiaries shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document, on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of (A) the day on which a Responsible Officer of Borrower first obtains knowledge of such failure, or (B) the day on which written notice thereof shall have been given to Borrower by the Agent or any Bank; or

             (d) Default in Other Agreements. Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $10,000,000 (or its equivalent in any Approved Offshore Currency) in the aggregate (but excluding Debt arising under this Agreement) of such Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

             (e) Debtor Relief Laws, Etc. Borrower or any of Material Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 30 days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of that Person and continues undismissed or unstayed for 30 days; or

             (f) Judgments and Attachments. Any judgment or order for the payment of money in excess of $10,000,000 (or its equivalent in any Approved Offshore Currency) shall be rendered against Borrower or any of its Subsidiaries, such judgment or order shall remain unsatisfied for a period of at least 30 days and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect. Any non- monetary judgment or order shall be rendered against Borrower or any or its Subsidiaries that is materially adverse to Borrower and its Subsidiaries taken as a whole, such judgment or order shall remain unsatisfied for a period of at least 30 days and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

             (g) Guaranties. Any provision of the Material Subsidiary Guaranty after delivery thereof or otherwise shall for any reason cease to be valid and binding on any Material Subsidiary executing the Material Subsidiary Guaranty or such Material Subsidiary shall so state in writing; or

             (h)    ERISA.   An ERISA Event shall occur with respect to a
Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds the Threshold Amount; or
(iii) Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or

             (i) Change of Control. A Change of Control shall have occurred.

             8.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Agent or the Banks provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Laws, or in equity, or otherwise:

             (a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 8.1(e):

                 (1) the Commitments and all other obligations of the Agent or the Banks and all rights of Borrower and any Material Subsidiaries under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Banks or the Requisite Banks, as required hereunder, may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Banks or Requisite Banks, as the case may be, to reinstate the Commitments and make further Extensions of Credit, which waiver or determination shall apply equally to, and shall be binding upon, all the Banks;

                 (2) the Issuing Bank may, with the approval of the Agent on behalf of the Requisite Banks, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit to be held by the Issuing Bank in an interest-bearing cash collateral account as collateral hereunder; and

                 (3) the Requisite Banks may request the Agent to, and the Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

             (b)    Upon the occurrence of any Event of Default described in
Section 8.1(e):

                 (1) the Commitments and all other obligations of the Agent or the Banks and all rights of Borrower and any Material Subsidiary under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all the Banks may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Banks, to reinstate the Commitments and make further Extensions of Credit, which determination shall apply equally to, and shall be binding upon, all the Banks;

                 (2) an amount equal to the aggregate amount of all outstanding Letters of Credit shall be immediately due and payable to the Issuing Bank without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held by the Issuing Bank in an interest-bearing cash collateral account as collateral hereunder; and

                 (3) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

             (c) Upon the occurrence of any Event of Default, the Banks and the Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Banks) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any Material Subsidiary and such other rights and remedies as are provided by Laws or equity.

             (d) The order and manner in which the Banks' rights and remedies are to be exercised shall be determined by the Requisite Banks in their sole discretion, and all payments received by the Agent and the Banks, or any of them, shall be applied first to Attorney Costs incurred by the Agent or any Bank, and thereafter paid pro rata to the Banks in the same proportions that the aggregate Obligations owed to each Bank under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks. Regardless of how each Bank may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's Obligations hereunder, payments shall be applied first, to the costs and expenses of the Agent and the Banks, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Agent or the Banks under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or thereunder or at Laws or in equity.

                                   SECTION 9
                                   THE AGENT

             9.1 Appointment and Authorization; "Agent". (a) Each Bank hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

             (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Requisite Banks to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Section 9 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this Section 9, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

             9.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

             9.3  Liability of Agent.  None of the Agent-Related Persons shall
(a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower's Subsidiaries or Affiliates.

             9.4 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Requisite Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Banks or all Banks, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

             (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

             9.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Requisite Banks in accordance with Section 8; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

             9.6 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower which may come into the possession of any of the Agent-Related Persons.

             9.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

             9.8 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates as though BofA were not the Agent or the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent or the Issuing Bank.

             9.9 Successor Agent. The Agent may, and at the request of the Requisite Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Requisite Banks shall appoint from among the Banks a successor Agent for the Banks which successor agent shall be approved by Borrower. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and Borrower, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 9 and Sections 10.3 and 10.11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Requisite Banks appoint a successor agent as provided for above. Notwithstanding the foregoing, however, BofA may not be removed as the Agent at the request of the Requisite Banks unless BofA shall also simultaneously be replaced as "Issuing Bank" hereunder pursuant to documentation in form and substance reasonably satisfactory to BofA.

                                   SECTION 10
                                 MISCELLANEOUS

             10.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Agent and the Banks provided herein or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Laws or equity. No failure or delay on the part of the Agent or any Bank in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Section 9 are inserted for the sole benefit of the Agent and the Banks; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan or Letter of Credit without prejudicing the Agent's or the Banks' rights to assert them in whole or in part in respect of any other Loan.

             10.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower therefrom, may in any event be effective unless in writing signed by the Requisite Banks (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a party, signed by Borrower and, in the case of any amendment, modification or supplement to Section 9, signed by the Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all Banks affected thereby, no amendment, modification, supplement, termination, waiver or consent may be effective:

             (a) To reduce the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Loan, or the amount of the Commitment or the Pro Rata Share of any Bank or the amount of any facility fee payable to any Bank, or any other fee or amount payable to any Bank under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any facility fee;

             (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Loan or any installment of any facility fee, or to extend the term of the Commitments or increase the Commitments, or to release any Material Subsidiary from the Material Subsidiary Guaranty;

             (c) To amend the provisions of the definition of "Requisite Banks", Sections 4 or 9 or this Section; or

             (d) To amend any provision of this Agreement that expressly requires the consent or approval of all the Banks.

             Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all the Banks and the Agent.

             10.3 Attorney Costs, Expenses and Taxes. Borrower shall pay within five Business Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Agent in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents (subject to any limitations set forth in a letter agreement between Borrower and the Arranger entered into prior to the Closing Date) and any amendment thereto or waiver thereof. Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Agent and the Banks in connection with the reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and Attorney Costs incurred by the Agent or any Bank, and independent public accountants and other outside experts retained by the Agent or any Bank, whether or not such costs and expenses are incurred or suffered by the Agent or any Bank in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower or any Subsidiary thereof. Such costs and expenses shall also include the administrative costs of the Agent reasonably attributable to the administration of this Agreement and the other Loan Documents. Borrower shall pay any and all Applicable Taxes and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify the Agent and the Banks from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of Borrower to perform any of its Obligations.

             10.4 Nature of Banks' Obligations. The obligations of the Banks hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other

Loan Document and no action taken by the Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Bank's obligation to make any Loan pursuant hereto is several and not joint or joint and several, and in the case of the initial Loan only is conditioned upon the performance by all other Banks of their obligations to make initial Loans. A default by any Bank will not increase the Pro Rata Share attributable to any other Bank. Any Bank not in default may, if it desires, assume in such proportion as the nondefaulting Banks agree the obligations of any Bank in default, but is not obligated to do so.

             10.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of Borrower or any Material Subsidiary will survive the making of the Loans hereunder and the execution and delivery of any Notes, and have been or will be relied upon by the Agent and each Bank, notwithstanding any investigation made by the Agent or any Bank or on their behalf.

             10.6 Notices. Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for therein shall be given by Requisite Notice and shall be effective as follows:

                                                        Effective on earlier of
        Mode of Delivery                                actual receipt and               :
        ----------------                                -----------------------------------
        Courier                                         On scheduled delivery date

        Facsimile                                       When transmission complete

        Mail                                            Fourth Business Day after
                                                        deposit in u.s. mail

        Personal delivery                               When received

        Telephone                                       When answered

      provided, however, that notice to the Agent pursuant to Section 2 or 9 shall not be effective until actually received by the Agent. The Agent and any Bank shall be entitled to rely and act on any notice purportedly given by or on behalf of Borrower even if such notice (a) was not made in a manner specified herein, (b) was incomplete, (c) was not preceded or followed by any other notice specified herein, or (d) the terms of such notice as understood by the recipient varied from any subsequent related notice provided for herein. Borrower shall indemnify the Agent and any Bank from any loss, cost, expense or liability as a result of relying on any notice permitted herein.

        10.7 Execution of Loan Documents. Unless the Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

        10.8     Binding Effect; Assignment.

        (a) This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, the Agent, each of the Banks, and their respective successors and assigns, except that, Borrower may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Banks. Each Bank represents that it is not acquiring its Loans with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Loans must be within the control of such Bank). Any Bank may at any time pledge its Note or any other instrument evidencing its rights as a Bank under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Bank from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Bank hereunder absent foreclosure of such pledge.

        (b) From time to time following the Closing Date, each Bank may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share; provided that (i) such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank's rights and obligations under this Agreement (other than any right to make Competitive Loans or Competitive Loans owing to it), (ii), if not to a Bank or an Affiliate of the assigning Bank, shall be consented to by Borrower at all times other than during the existence of an Event of Default and the Agent (which approval of Borrower shall not be unreasonably withheld or delayed), (iii) a copy of a Notice of Assignment and Acceptance shall be delivered to the Agent, (iv) except in the case of an assignment to an Affiliate of the assigning Bank, to another Bank or of the entire remaining Commitment of the assigning Bank, the assignment shall not assign a Pro Rata Share equivalent to less than the Minimum Amount therefor, and (v) the effective date of any such assignment shall be as specified in the Notice of Assignment and Acceptance, but not earlier than the date which is five Business Days after the date the Agent has received the Notice of Assignment and Acceptance. Upon acceptance by the Agent of such Notice Assignment and Acceptance, the Eligible Assignee named therein shall be a Bank for all purposes of this Agreement, with the Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Bank shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver upon request (against delivery by the assigning Bank to Borrower of any Note) to such assignee Bank, one or more Notes evidencing that assignee Bank's Pro Rata Share, and to the assigning Bank if requested, one or more Notes evidencing the remaining balance Pro Rata Share retained by the assigning Bank.

        (c) By executing and delivering a Notice of Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share being assigned thereby free and clear of any adverse claim, the assigning Bank has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Bank has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to
Section 6.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) it will, independently and without reliance upon the Agent or any Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Agent to take such action and to exercise such powers under this Agreement as are delegated to the Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

        (d) After receipt of a completed Notice of Assignment and Acceptance, and receipt of an assignment fee of $3,000 from such Eligible Assignee, the Agent shall, promptly following the effective date thereof, provide to Borrower and the Banks a revised Schedule 10.6 giving effect thereto.

        (e) Each Bank may from time to time grant participations to one or more banks or other financial institutions (including another Bank) in a portion of its Pro Rata Share; provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Bank hereunder for any purpose except, if the participation agreement so provides, for the purposes of Section 3 (but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Bank absent the participation) and Section 10.9 (subject to Section 10.10), (iv) Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, (v) the participation shall not restrict an increase in the Commitment or in the granting Bank's Pro Rata Share, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Maturity Date as to such participant or any other date upon which any payment of money is due to such participant, (B) reduce the rate of interest owing to such participant, any fee or any other monetary amount owing to such participant,
(C) reduce the amount of any installment of principal owing to such participant or (D) release any guarantor.

        10.9 Right of Setoff. If an Event of Default has occurred and is continuing, the Agent or any Bank may exercise its rights under Section 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any property of Borrower in its possession against the Obligations.

        10.10 Sharing of Setoffs. Each Bank severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Bank, through any means, receives in payment of the Obligations held by that Bank, then, subject to applicable Laws:
(a) the Bank exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Bank a participation in the Obligations held by the other Bank and shall pay to the other Bank a purchase price in an amount so that the share of the Obligations held by each Bank after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Banks share any payment obtained in respect of the Obligations ratably in accordance with each Bank's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Bank that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the Obligation purchased.

        10.11 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless the Agent and each Bank and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action (except a claim, demand, action, or cause of action for Bank Taxes) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, its Affiliates or any of their officers, directors or stockholders relating to the Commitment, the use or contemplated use of proceeds of any Loan, or the relationship of Borrower and the Banks under this Agreement; (b) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection
(a) above; and (c) any and all liabilities, losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.

        10.12 Nonliability of the Banks. Borrower acknowledges and agrees that:

        (a) Any inspections of any property of Borrower made by or through the Agent or the Banks are for purposes of administration of the Loan only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

        (b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Agent or the Banks pursuant to the Loan Documents, neither the Agent nor the Banks shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Agent or the Banks;

        (c) The relationship between Borrower and the Agent and the Banks is, and shall at all times remain, solely that of Borrower and lenders; neither the Agent nor the Banks shall under any circumstance be construed to be partners or joint venturers of Borrower or their Affiliates; neither the Agent nor the Banks shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or their Affiliates, or to owe any fiduciary duty to Borrower or their Affiliates; neither the Agent nor the Banks undertake or assume any responsibility or duty to Borrower or their Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or their Affiliates of any matter in connection with their property or the operations of Borrower or their Affiliates; Borrower and their Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Agent or the Banks in connection with such matters is solely for the protection of the Agent and the Banks and neither Borrower nor any other Person is entitled to rely thereon; and

        (d) The Agent and the Banks shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnify and hold the Agent and the Banks harmless from any such loss, damage, liability or claim.

        10.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Agent and the Banks in connection with the Loans, and is made for the sole benefit of Borrower, the Agent and the Banks, and the Agent's and the Banks' successors and assigns. Except as provided in Sections 10.8 and 10.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

        10.14 Confidentiality. Each Bank agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to a Bank's Affiliates; (b) to other Banks and their Affiliates; (c) to legal counsel and accountants for Borrower or any Bank; (d) to other professional advisors to Borrower or any Bank, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section; (e) to regulatory officials having jurisdiction over that Bank; (f) as required by Laws or legal process or in connection with any legal proceeding to which that Bank and Borrower is adverse parties; and (g) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Bank's interests hereunder or a participation interest in its Loans, provided that the recipient has agreed to treat such information confidentially on a basis similar to the foregoing. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, other than (i) information previously filed with any Governmental Authority and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Bank, and (iii) information previously disclosed by Borrower to any Person not associated with Borrower without a confidentiality agreement or obligation substantially similar to this Section. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Agent or the Banks to Borrower.

        10.15 Further Assurances. Borrower and its Subsidiaries shall, at their expense and without expense to the Banks or the Agent, do, execute and deliver such further acts and documents as any Bank or the Agent from time to time reasonably requires for the assuring and confirming unto the Banks or the Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

        10.16 Integration. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Agent or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

        10.17 Failure to Charge Not Subsequent Waiver. Any decision by the Agent or any Bank not to require payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Agent's or such Bank's right to require full payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

        10.18 Governing Law. Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the local Laws of California.

        10.19 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

        10.20 Headings. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

        10.21    Time of the Essence.  Time is of the essence of the Loan
Documents.

        10.22 Foreign Banks and Participants. Each Bank, and each holder of a participation interest herein, that is a "foreign corporation, partnership or trust" within the meaning of the Code shall deliver to the Agent, within 20 days after the Closing Date (or after accepting an assignment or receiving a participation interest herein) two duly signed completed copies of either Form 1001 (relating to such Person and entitling it to a complete exemption from withholding on all payments to be made to such Person by Borrower pursuant to this Agreement) or Form 4224 (relating to all payments to be made to such Person by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (including, if reasonably necessary, Form W-9) satisfactory to Borrower and the Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to the Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re- designation of its Lending Office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Persons fails to deliver the above forms or other documentation, then the Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Agent therefor, including all penalties and interest and costs and expenses (including Attorney Costs) of the Agent. The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

        10.23 Removal of a Bank. Under any circumstances set forth in this Agreement providing that Borrower shall have the right to remove a Bank as a party to this Agreement, such Bank shall, upon notice from Borrower, execute and deliver a Notice of Assignment and Acceptance covering that Bank's Pro Rata Share of the Commitments in favor of an Eligible Assignee acceptable to the Agent as Borrower may designate, subject to (a) payment in full by such Eligible Assignee of all principal, interest and fees owing to such Bank through the date of assignment and (b) delivery by such Eligible Assignee of such appropriate assurances and indemnities (which may include letters of credit) as such Bank may reasonably require with respect to its participation interest in any Letters of Credit then outstanding or any Swing Line

Outstandings. Alternatively, Borrower may reduce the Commitments (and, for this purpose, the Minimum Amounts for Commitment reductions shall not apply) by an amount equal to that Bank's Pro Rata Share of the Commitments, pay and provide to such Bank the amounts, assurances and indemnities described in (a) and (b) above and release such Bank from its Pro Rata Share of the Commitments.

        10.24 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        10.25 PURPORTED ORAL AMENDMENTS. BORROWER EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 10.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE AGENT OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 10.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



                                         FLOWSERVE CORPORATION,
                                         A NEW YORK CORPORATION

                                         By:  /s/ ZOHAR ZIV
                                              ----------------------------------
                                         Name:  Zohar Ziv
                                                --------------------------------
                                         Title:  Assistant Treasurer
                                                 -------------------------------

                                         BANK OF AMERICA NATIONAL TRUST
                                         AND SAVINGS ASSOCIATION, AS
                                         AGENT

                                         By:  /s/ JANICE HAMMOND
                                              ----------------------------------

                                                        VICE PRESIDENT

                                                        Janice Hammond
                                                        Vice President
                                                        Agency Specialist

                                         BANK OF AMERICA NATIONAL TRUST
                                         AND SAVINGS ASSOCIATION, AS
                                         ISSUING BANK AND A BANK

                                         By:  /s/ RICHARD BERNAL
                                              ----------------------------------
                                                        Richard Bernal
                                                    Assistant Vice President

                                         By:  /s/ GINA WEST
                                              ----------------------------------
                                                          Gina West
                                                        Vice President

                                         NATIONAL CITY BANK


                                         By:  /s/ BRIAN CULLINEO
                                              ----------------------------------

                                         Title: Vice President
                                                --------------------------------

                                         BANK ONE TEXAS, NATIONAL ASSOCIATION


                                         By:  /s/ GINA A. NORRIS
                                              ----------------------------------

                                         Title: Vice President
                                                --------------------------------

                                         NATIONSBANK N.A.


                                         By:  /s/ BARBARA A. GILLEY
                                              ----------------------------------

                                         Title: Vice President
                                                --------------------------------

                                         THE FIFTH THIRD BANK


                                         By:  /s/ K. DOUGLAS COMPTON
                                              ----------------------------------

                                         Title: Vice President
                                                --------------------------------